UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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NEORX CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEORX CORPORATION

Notice of 2006 Annual Meeting of Shareholders

TO THE SHAREHOLDERS:

The 2006 Annual Meeting of Shareholders of NeoRx Corporation will be held at The Presidio Room, Embassy Suites Hotel San Francisco-Airport, 250 Gateway Boulevard, South San Francisco, California 94080, on Friday, June 16, 2006, at 9:00 a.m., Pacific time, for the following purposes:

1.                To elect eight members to our Board of Directors as more fully described in the accompanying proxy statement.

2.                    To approve an amendment and restatement of the Company’s 2004 Incentive Compensation Plan (i) to increase the number of shares of common stock issuable under the plan from 5,000,000 shares to 10,000,000 shares, (ii) to add performance criteria for awards (including increased limits on the number of shares that may be granted as awards to individuals in a calendar year) to qualify such awards as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, and (iii) to extend the term of the plan by two years.

3.         To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board of Directors recommends that you vote for each of the director nominees and Proposal 2 above.

Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the annual meeting. The presence of the holders of a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, is necessary to constitute a quorum. To ensure representation at the annual meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope.

The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting is the close of business on April 17, 2006.

BY ORDER OF THE BOARD OF DIRECTORS

Gerald McMahon Chairman and Chief Executive Officer

April 24, 2006
Seattle, Washington

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

NEORX CORPORATION
PROXY STATEMENT

General

This proxy statement is furnished in connection with the solicitation by the board of directors of NeoRx Corporation of proxies in the accompanying form for use at the Annual Meeting of Shareholders to be held on Friday, June 16, 2006, and any adjournments or postponements thereof. The annual meeting will be held at 9:00 a.m., Pacific time, at The Presidio Room, Embassy Suites Hotel San Francisco-Airport, 250 Gateway Boulevard, South San Francisco, California 94080.

Our principal office is located at 300 Elliott Avenue West, Suite 500, Seattle, Washington 98119. The approximate date of mailing this proxy statement and the accompanying proxy card is April 24, 2006.

Record Date and Voting Securities

Only holders of shares of our common stock and our Series B Convertible Preferred Stock, or Series B preferred stock, outstanding at the close of business on April 17, 2006, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting. On the record date, there were 34,332,293 shares of common stock and 1,575 shares of Series B preferred stock outstanding.

Each of the holders of common stock is entitled to one vote for each share of common stock held of record in such person’s name on the record date. Holders of common stock are entitled to vote on all proposals properly presented at the annual meeting. The holders of Series B preferred stock have full voting rights and powers equal to the voting rights and powers of the holders of the common stock and are entitled to vote together with the common stock, as one voting group, on all proposals properly presented at the annual meeting. Each holder of Series B preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such holder’s shares of Series B preferred stock could be converted on the record date at the then current conversion value. As of the record date, each Series B shareholder is entitled to 2,188.18 votes for each share of Series B preferred stock held. However, pursuant to the terms of the Designation of Rights and Preferences of the Series B preferred stock, the maximum number of votes that each holder (or group of holders as defined in Section 13(d) of the Securities Exchange Act of 1934) of shares of Series B preferred stock is entitled to cast generally cannot exceed 4.99% of the total number of shares of common stock then outstanding. This is referred to as the Series B voting cap. Applying the Series B voting cap to the number of shares of common stock outstanding on the record date, no holder of Series B preferred stock will be entitled to cast more than 1,713,181 votes when voting together with the holders of common stock as one voting group.

Quorum

Under Washington law and our articles of incorporation, a quorum consisting of a majority of the shares entitled to vote must be represented in person or by proxy for the transaction of business at the annual meeting. Shares entitled to vote as a separate voting group may take action on a matter at the meeting only if a quorum of those shares is present with respect to that matter. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Broker non-votes, which occur when a broker has not received customer instructions and indicates that the broker does not have discretionary authority to vote a particular matter on the proxy card, also will be deemed present for purposes of determining whether a quorum is achieved.

Required Votes

Election of Directors (Proposal 1).   The holders of common stock and Series B preferred stock, voting together as a single voting group, are entitled to vote for the election of directors. Each shareholder voting on Proposal 1 has the right to cumulate his or her votes and cast as many votes as are equal to the number of directors to be elected multiplied by the number of votes such shareholder is entitled to cast. These votes may be cast for one nominee or distributed among as many nominees as the shareholder desires. If a shareholder wishes to cumulate his or her votes, such shareholder should multiply the number of votes he or she is entitled to cast by the number of directors to be elected (deriving a cumulative total) and then write the number of votes for each director next to each director’s name on the proxy card. The total votes cast in this manner may not exceed the cumulative total. If a shareholder does not wish to cumulate votes for directors, the shareholder should indicate a vote “for” or “against” each nominee, as provided on the proxy card.

Under Washington law and our articles of incorporation, if a quorum is present at the annual meeting, the nominees for the number of directors to be elected who receive the largest number of votes cast by the shares entitled to vote in the election will be elected directors. An abstention from voting on the election of directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. Because brokers and other nominees who hold shares for the accounts of their clients generally have discretionary authority to vote such shares with respect to the election of directors in the absence of voting instructions from their clients, there cannot be any broker non-votes on Proposal 1.

Amendment and Restatement of 2004 Incentive Compensation Plan (Proposal 2).   The amendment and restatement of the 2004 Incentive Compensation Plan will be adopted if approved by a majority of the votes cast on the proposal by each voting group entitled to vote thereon at the annual meeting. The only voting group entitled to vote on Proposal 2 is the common stock and the Series B preferred stock, which vote together as a voting single group. Abstentions from voting and broker non-votes will have no impact on the vote on Proposal 2.

Proxies solicited by the board of directors will be voted in favor of the director nominees and “for” Proposal 2, unless shareholders direct otherwise in their proxies. The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of this proxy statement, but that properly may be presented for action at the annual meeting.

Brokers who hold shares for the account of their clients may vote their clients’ proxies in the brokers’ own discretion as to the election of directors if the clients have not furnished voting instructions prior to the annual meeting.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, WE ASK THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Revocation

A shareholder may revoke a proxy at any time before its exercise by written notice to our corporate secretary, by timely delivery of a valid later-dated proxy, or by voting in person at the annual meeting. However, your attendance at the annual meeting will not, by itself, revoke your proxy.

Expenses of Solicitation

We have retained Mellon Investor Services LLC, 480 Washington Blvd, Jersey City, NJ 07310, to help solicit proxies. We will pay the cost of their services, which is estimated at approximately $10,000, plus reasonable expenses. Proxies will be solicited by personal interview, mail and telephone. In addition, we may reimburse brokerage firms and other persons who represent beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to beneficial owners. Our directors, officers and regular employees also may solicit proxies, personally or by telephone or facsimile, without additional compensation.

ELECTION OF DIRECTORS
(PROPOSAL 1)

Nominees for Director

Except as described below, eight directors are to be elected at the annual meeting. These directors will serve one-year terms that will expire at the 2007 Annual Meeting of Shareholders, or until their successors have been elected and qualified. Except for Nicholas J. Simon, each of the board nominees named below currently serves as a director. Alan Glassberg, M.D., who presently serves as a director, is not standing for reelection. Dr. Glassberg is expected to join the company in an executive capacity later this year. Mr. Simon’s nomination is subject to closing of the company’s proposed $65 million equity financing. Under the securities purchase agreement executed in connection with the proposed financing, we have agreed to use our best efforts to cause one person designated by MPM Capital (MPM) and one person designated by mutual agreement of MPM and Bay City Capital LLC (BCC), the lead investors in the financing, to be nominated and elected to the company’s board of directors. The board has nominated Mr. Simon to serve as a director upon the recommendation of MPM, which recommendation was independently evaluated, approved and recommended to the board by our nominating and corporate governance committee based on the criteria described in “Director Nominations and Qualifications” below. MPM and BCC have not recommended a second designee. If the proposed financing is not completed before the annual meeting, Mr. Simon will not be a candidate for election at the annual meeting and the size of the board of directors will be reduced to seven. Unless a shareholder withholds his or her vote, each proxy will, subject to the contingency with respect to Mr. Simon’s nomination, be voted for the election of the following nominees:

GERALD McMAHON, PhD, age 51, was appointed our Chief Executive Officer in May 2004, Chairman of the Board of Directors in June 2004, and President in June 2005. Dr. McMahon was President of SUGEN Inc., a biopharmaceutical company focused on the discovery and development of novel targeted small-molecule drugs, from March 2002 to January 2004. Prior thereto, he held a number of research and development management positions at SUGEN and played a key role in the discovery and development of several innovative cancer products, including Stutent®, a multi-targeted protein kinase inhibitor for the treatment of advanced cancers, recently launched by Pfizer, Inc. SUGEN, which Dr. McMahon joined in 1993, was acquired by Pharmacia Corp. in 1999, which subsequently was acquired by Pfizer in 2003. Dr. McMahon currently is a director of Trellis Bioscience, Inc., a development stage biotechnology company. Dr. McMahon holds a BS in Biology and a PhD in Biochemistry from Rensselaer Polytechnic Institute.

FREDERICK B. CRAVES, PhD, age 60, was Vice Chairman of the Board of Directors from March 2003 to May 2004, and served as Chairman of the Board from July 1993 to March 2003. In June 1997, Dr. Craves co-founded Bay City Capital LLC (BCC), a merchant bank providing advisory services and investing in life sciences companies, and has served as a Managing Director of BCC since its inception. Dr. Craves also founded two additional investment companies, The Craves Group LLC (in 1996) and Burrill & Craves (in 1994). He was the founding Chairman of the Board and Chief Executive Officer of Codon Corp. and the co-founder of Creative Biomolecules, Inc., both biotech companies. Currently, Dr. Craves is Chairman of the Board of BCC, and a director of Incyte Corporation, a publicly owned biotechnology company, and Reliant Pharmaceuticals Corporation and Bioseek, Inc., both development stage biotechnology companies. Dr. Craves holds a PhD in Pharmacology and Experimental Toxicology from the University of California, San Francisco.

E. ROLLAND DICKSON, MD, age 72, has been a director since May 1998. On December 31, 2003, Dr. Dickson retired as the Mary Lowell Leary Professor of Medicine at the Mayo Medical School and as Director of Development at the Mayo Foundation for Medical Education and Research, positions he had held since 1993. Dr. Dickson continues to hold Emeritus titles for each of those positions. In 1999,

Dr. Dickson was appointed to the Board of Trustees of the Mayo Foundation. Dr. Dickson is a director of Axcan Pharma, Inc., a publicly owned biotechnology company, and Pathways Diagnostic Corporation, a development stage biotechnology company, and a member of the scientific advisory committees of Baxter International and BCC. Dr. Dickson received his MS degree from the University of Minnesota and his MD degree from The Ohio State University.

CARL S. GOLDFISCHER, MD, age 47, has been a director since March 2000. He has been Managing Director of BCC since July 2001 and serves on its Board of Directors and Executive Committee. He joined BCC as an Executive-in-Residence in January 2001. Dr. Goldfischer was the Vice President, Finance and Chief Financial Officer of ImClone Systems, Inc. from May 1996 to July 2000. Dr. Goldfischer is Chairman of the Board of Diametrics Medical, Inc., a publicly owned medical apparatus company, and a director of Etex Corporation, Avera Pharmaceuticals, Inc.,  EnteroMedics, Inc., PTC Therapeutics, Inc., MAP Pharmaceuticals, Inc., Metabolex, Inc. and Syntonix Pharmaceuticals, Inc., all development stage biotechnology companies. He is a member of the Board of Trustees of Sarah Lawrence College. Dr. Goldfischer received his MD degree from Albert Einstein College of Medicine in 1988, and served as a resident in radiation oncology at Montefiore Hospital of the Albert Einstein College of Medicine until 1991.

ROBERT M. LITTAUER, age 57, has been a director since May 2004. Mr. Littauer has over 30 years’ experience in the medical technology, high technology and biotechnology industries. From June 1987 to September 1996, he served NeoRx in various management positions, including Senior Vice President, Chief Financial Officer and Treasurer. Mr. Littauer has been Chief Financial Officer of Light Sciences Oncology, Inc., an early-stage biotechnology company, since October 2005. He has been a Partner of Tatum Partners, a professional services firm, since September 2003. Mr. Littauer was Chief Executive Officer of Kaleidos Pharma, Inc., an early-stage biotechnology company, from July 2002 to December 2005. Previously, he served as Vice President and Chief Financial Officer of Detto Technologies, Inc., a software developer, from June 2001 to July 2002. He was Chief Executive Officer from January 2001 to April 2001, and Vice President and Chief Financial Officer from October 2000 to January 2001, of Plymedia, Inc., a developer of digital imaging technology. Prior to that, he held Chief Financial Officer and senior executive positions at Avenue A, Inc. (now aQuantive, Inc.), an internet media company, and at Ostex International, Inc., a medical diagnostics company. Mr. Littauer received his MBA degree and his Bachelor of Science in Industrial Engineering and Operations Research from Cornell University.

NICHOLAS J. SIMON III, age 52, has been a managing director of Clarus Ventures, LLC, a life sciences focused venture capital firm that he co-founded in 2005. He has served as a general partner of MPM BioVentures III since October 2001. Mr. Simon has more than 26 years of industry and investment experience in biotechnology. From 2000 to July 2001, he was chief executive officer, founder and a director of Collabra Pharma, Inc., a pharmaceutical development company. From 1989 to March 2000, Mr. Simon served in various management positions at Genentech, Inc., including vice president of business and corporate development. Mr. Simon currently serves on the boards of directors of Barrier Therapeutics, Inc. and CoTherix, Inc., both public biotechnology companies. In addition, he is a director of ARYx Therapeutics, Inc., NeoSil Incorporated, QuatRx Pharmaceuticals Co. and Verus Pharmaceuticals, Inc., which are private biotechnology companies. He also is on the advisory council at the Gladstone Institute, a private not-for-profit research institute affiliated with the University of California San Francisco. Mr. Simon received a BS degree in microbiology from the University of Maryland and an MBA in marketing from Loyola University.

ALAN A. STEIGROD, age 68, has been a director since May 1998. Since 1996, Mr. Steigrod has served as Managing Director of Newport HealthCare Ventures, which invests in and provides consulting services to the biopharmaceutical industry.  From March 1993 to November 1995, he served as President and Chief Executive Officer of Cortex Pharmaceuticals, Inc., a development-stage neuroscience company.

Mr. Steigrod is a director of Lorus Therapeutics, Inc. and Sepracor, Inc., both publicly owned biotechnology companies.

DAVID R. STEVENS, PhD, age 57, has been a director since May 2004. Dr. Stevens has participated in the pharmaceutical and biotechnology industries since 1978. He is currently Executive Chairman and a member of the Boards of Directors of Smart Drug Systems, Inc., a drug delivery technology company, and CanCog Technologies, Inc., a contract research organization, and a member of the Boards of Directors of Aurogen, Inc., Eleos, Inc. and Aqua Bounty Technologies, Inc., which are privately owned life science technology firms. He has been an advisor to BCC since 1999. Dr. Stevens was formerly President, CEO and CFO of Deprenyl Animal Health, Inc., from 1990 to 1998, and Vice President, Research and Development, of Agrion Corp. He began his career in pharmaceutical research and development at the former Upjohn Company, where he contributed to the pre-clinical development of Xanax® and Halcion®. Dr. Stevens received BS and DVM degrees from Washington State University and a PhD in Comparative Pathology from the University of California, Davis.

It is intended that votes will be cast pursuant to the enclosed proxy card for the election as directors of the foregoing nominees. All nominees consented to serve as directors. If any nominee shall not be a candidate for election as a director at the annual meeting, the proxy holders will have the discretionary authority under the proxy to vote for the substitute nominee recommended by the existing directors. Except with respect to Mr. Simon’s nomination, which is contingent upon closing of the proposed equity financing, we presently know of no circumstance that would render any of the named nominees unavailable.

Pursuant to our restated bylaws, shareholders seeking to nominate other candidates for election to the board of directors at the annual meeting must give written notice to our corporate secretary not less than 60 days or more than 90 days before the annual meeting. Such notice must contain certain information as to the shareholder giving the notice and each proposed nominee, including information required under our restated bylaws and the federal proxy rules. If less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given, notice by the shareholder must be given not later than the tenth day following the earlier of the mailing of notice of the annual meeting or the date public disclosure of the annual meeting was made. Our restated bylaws provide that no person shall be elected a director unless nominated in accordance with the restated bylaws. As of the date of this proxy statement, we have not received any director nominations by shareholders.

The board of directors met four times and held an additional 16 telephone board meetings during the year ended December 31, 2005. Each board member attended at least 75% or more of the aggregate number of the meetings of the board and the committees on which he served. The board of directors has determined that, with the exception of Dr. McMahon, all of our current directors and the director nominees are “independent directors”, as defined in Rule 4200 of the Nasdaq rules, as of the date of this proxy statement. If the proposed financing is completed, each of Dr. Craves and Dr. Goldfischer will, at closing of the financing, receive payments from the company for past assistance and financial advice rendered with respect to financing and strategic opportunities. Such payments, if and when made, would disqualify Dr. Craves and Dr. Goldfischer as “independent directors” under the Nasdaq rules. We do not have a specific policy regarding director attendance at the annual shareholder meeting; however, all directors are encouraged to attend if available. All of the director nominees recommended for election at the 2005 annual meeting of shareholders attended the 2005 annual meeting.

Our board of directors recommends that shareholders vote FOR each of the director nominees.

Compensation of Directors

We pay directors who are not employees of the company an annual fee of $15,000 for service on the board of directors, together with a fee of $1,500 for each in-person board meeting. Payment for attendance at telephonic board meetings is $500 for up to one hour, $1,000 for one to two hours and $1,500 for more than two hours. Non-employee directors are paid a fee of $500 for attendance at each meeting of a committee on which they serve. In addition, we pay the audit committee chairman an annual retainer of $8,000 and each audit committee member an annual retainer of $6,000. We pay the chairman and the members of each of the compensation committee and the nominating and corporate governance committee an annual retainer of $4,000. In June 2005, we created a licensing committee to assist the board in evaluating in-licensing and other strategic alliance opportunities. We pay the chairman and each member of the licensing committee an annual retainer of $4,000. Effective June 15, 2005, all retainer fees are paid to board members, committee members and committee chairs semi-annually in advance of services, rather than in arrears. In accordance with this policy, retainer fees for the first half of each calendar year are paid at the end of December of the preceding year and retainer fees for the last half of each calendar year are paid in June of that year.

Non-employee directors also receive stock option grants under our amended and restated 2004 Incentive Compensation Plan. Each new non-employee director, upon election or appointment to the board of directors, automatically receives an initial option to purchase 50,000 shares of common stock at an exercise price equal to the fair market value per share of common stock on the grant date. In addition, each non-employee director automatically receives an annual option grant to purchase 20,000 shares of common stock following each annual meeting of shareholders at an exercise price equal to the fair market value per share of common stock on the grant date, provided that a non-employee director who has received the initial option grant for 50,000 shares of common stock within five months prior to any such annual meeting of shareholders, does not receive the annual grant for such annual meeting. The options granted to non-employee directors as of each annual meeting of shareholders have a term of ten years and become exercisable in two equal installments over a two-year period. Effective June 15, 2005, after the 2005 annual meeting of shareholders, the board approved a one-time special award to each non-employee director of a nonqualified stock option for 75,000 shares, which option has a term of ten years and becomes exercisable in two equal installments over a two-year period. We also granted Dr. Dickson an additional non-qualified stock option for 5,000 shares in connection with his appointment, on June 15, 2005, as “lead independent director” to serve as chairman of the executive sessions of the board’s independent directors and to discuss with the chairman the functioning of the board and agenda items for board meetings.

Board Committees

The board of directors has a standing audit committee, compensation committee, and nominating and corporate governance committee. The charter of each committee is available on the corporate governance page of our web site at www.neorx.com. Also posted on our web site is a description of the process by which shareholders may send communications to the board, which process has been approved by the board.

Audit Committee

Among other things, the audit committee oversees our accounting, internal control and financial reporting processes and the audit of our accounts, selects and retains our independent public accountants for the ensuing year, determines the terms of such engagement, reviews the scope of the audit proposed by such accountants, receives and reviews our annual financial statements and audit reports, and reviews the performance of our internal audit activities and procedures. The audit committee is governed by an audit committee charter. The current members of the audit committee are Mr. Littauer, Mr. Steigrod and Dr. Goldfischer, with Mr. Littauer acting as chair. The board of directors has determined that, as of the date of this proxy statement, Mr. Littauer, Mr. Steigrod and Dr. Goldfischer are “independent” under applicable rules promulgated by the Securities and Exchange Commission (SEC) and Nasdaq. Subject to and at the time of the closing of the proposed financing, Dr. Goldfischer will resign from the audit committee and Dr. Stevens will become a member of the audit committee in Dr. Goldfischer’s place. The board has determined that Dr. Stevens is “independent” under applicable SEC and Nasdaq rules.

Each current and prospective member of the audit committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flow statement. Our board of directors has determined that Mr. Littauer and Dr. Goldfischer each is an “audit committee financial expert” under applicable SEC rules. The audit committee convened in person four times and held an additional five telephone meetings during the year ended December 31, 2005.

Compensation Committee

The compensation committee’s duties include reviewing and establishing the compensation and terms of employment of our executive officers, including the chief executive officer, reviewing and recommending director compensation practices, and administering our stock incentive compensation plans and other plans as may be assigned to the committee by the board. The current members of the compensation committee are Mr. Littauer, Mr. Steigrod and Dr. Dickson, with Mr. Steigrod acting as chair. Our board of directors has determined that each of the committee members is “independent” under applicable Nasdaq rules. The compensation committee convened in person three times and held an additional two telephone meetings during the year ended December 31, 2005.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee makes recommendations to the board of directors regarding candidates to fill vacancies on, or to be elected to, the board of directors and committees of the board. The committee also recommends candidates for election as chief executive officer and other corporate officers and oversees succession planning for senior management. The committee also is responsible for developing and recommending, and monitoring compliance with, corporate governance principles and policies applicable to the company.

The current members of the committee are Dr. Craves, Dr. Dickson and Dr. Stevens, with Dr. Dickson acting as chair. Our board of directors has determined that, as of the date of this proxy statement, all members of the compensation committee are “independent” under applicable Nasdaq rules. If the proposed financing is completed, Dr. Craves will, at closing of the financing, receive payments from the company for past assistance and financial advice rendered with respect to financing and strategic opportunities. Such payments, if and when made, would disqualify Dr. Craves as an “independent director” under the Nasdaq rules. The board believes that, if the financing closes, the payments to be received by Dr. Craves for past assistance and financial and strategic services will not interfere with the exercise of Dr. Craves’ independent judgment in carrying out his responsibilities as a member of the nominating and corporate governance committee and that, due to his extensive professional contacts within the biotechnology and financial sectors and his extensive experience with the company, Dr. Craves’ continued service on the committee is in the best interests of the company and our shareholders.

The nominating and corporate governance committee convened in person three times and held one additional telephone meeting during the year ended December 31, 2005. The committee also met on March 8, 2006, March 28, 2006 and April 10, 2006 to discuss the director selection process and criteria, make general recommendations regarding the composition of the board of directors and approve and recommend to the board the current slate of director nominees.

Director Nominations and Qualifications

The nominating and corporate governance committee will consider nominees for the board of directors recommended by shareholders with respect to elections to be held at an annual meeting, although the committee is not obligated to recommend such nominees to the board. In accordance with our restated bylaws, to nominate a director for election to the board of directors at an annual meeting of shareholders, a shareholder must deliver written notice of such nomination to our corporate secretary not fewer than 60 days nor more than 90 days prior to the date of the annual meeting (or if less than 70 days’

notice or prior public disclosure of the date of such annual meeting is given or made to the shareholders, not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made). The notice of a shareholder’s intention to nominate a director must include:

•       Information regarding the shareholder making the nomination, including the shareholder’s name and address and the number of shares of our stock beneficially owned by the shareholder;

•       The name and business address of the persons being nominated, their principal occupation and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy rules if the person had been nominated for election by the board of directors; and

•       The written consent of each such nominee to serve as a director, if elected.

The chairman of the board, other directors and executive officers may also recommend director nominees to the nominating and corporate governance committee. The committee will evaluate nominees recommended by shareholders using the same criteria that it uses to evaluate all other nominees. These criteria include the candidate’s experience, skills and personal accomplishments, as well as other factors that are listed in the appendix to the nominating and corporate governance committee charter. The committee has not in the past retained any third party to assist it in identifying candidates.

Code of Ethics and Code of Conduct

We have adopted a Code of Ethics that applies to our chief executive officer and other senior accounting officers and a Code of Conduct that applies to all officers, directors and employees. These codes are posted on our web site at www.neorx.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code of Ethics with respect to the covered persons by posting such information on our web site.

Report of the Audit Committee

The members of the audit committee are “independent” in accordance with applicable rules promulgated by the SEC, and the composition of the committee complies with applicable Nasdaq listing standards. Each member is able to read and understand fundamental financial statements, including the company’s balance sheet, income statement and cash flow statement. Our board of directors has determined that Mr. Littauer and Dr. Goldfischer each is an “audit committee financial expert” as defined in Section 401(h) of Regulation S-K promulgated by the SEC. The board of directors has adopted a written audit committee charter, a copy of which is posted on our web site at www.neorx.com. The audit committee has reviewed and discussed the audited financial statements with management. The audit committee has discussed with the independent accountants the matters required to be discussed by Statement on Accounting Standards No. 61. The audit committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants the accountants’ independence. Based on the reviews and discussions referred to above, the audit committee recommended to the company’s board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Submitted by the audit committee of the board of directors:

AUDIT COMMITTEE
Robert M. Littauer, Chair
Alan A. Steigrod
Carl S. Goldfischer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership, as of April 17, 2006, of the company’s common stock and Series B preferred stock by (a) each person known by the board of directors to beneficially own more than 5% of the outstanding common stock or Series B preferred stock, (b) each director and nominee for director, (c) our chief executive officer and each executive officer named in the Summary Compensation Table, and (d) all executive officers and directors as a group. Except as otherwise indicated, we believe that the beneficial owners of the shares listed below have sole investment and voting power with respect to the shares.

On February 1, 2006, we entered into a securities purchase agreement with a group of institutional and other private investors for a $65 million private placement of newly issued shares of our common stock and the concurrent issuance of warrants for the purchase of additional shares of our common stock. The closing of the equity financing and other transactions contemplated by the securities purchase agreement, including the conversion of our outstanding Series B preferred shares into shares of common stock, are subject to shareholder approval in accordance with Nasdaq Marketplace Rules, as well as to satisfaction of customary and other conditions of closing. If the proposed equity financing is approved, we will issue an aggregate of approximately 92.9 million shares of common stock at a purchase price of $0.70 per share at closing of the financing, together with five-year warrants to purchase an aggregate of approximately 25.4 million shares of common stock at an exercise price of $0.77 per share. A reconvened special meeting of shareholders is scheduled to be held on April 25, 2006 for shareholders to vote on matters relating to the proposed financing. Reference is made to the proxy statement dated March 6, 2006 and our 2005 Annual Report on Form 10-K for detailed information about the proposed financing. If shareholder approval is received, we anticipate that, upon closing of the financing, MPM Capital, which manages certain funds of which Mr. Simon is a general partner, will acquire beneficial ownership of approximately 52 million shares of our common stock, representing approximately 27% of our post-closing common shares outstanding. Bay City Capital LLC, of which Dr. Craves and Dr. Goldfischer are managing directors, also is an investor in the financing and, if the financing is approved and closes, will acquire beneficial ownership of approximately 27.9 million shares of our common stock, representing approximately 15% of our post-closing common shares outstanding. See the discussion under the section below entitled “Certain Relationships and Transactions with Management” for additional information about the proposed financing and certain interests related thereto.

Name and Address of Beneficial Owner	Series B Preferred Shares Beneficially Owned(1)	Percent of Series B Preferred Shares Outstanding(2)	Common Shares Beneficially Owned(1)	Percent of Common Shares Outstanding(2)
Royal Bank of Canada(3)	1,000	63.49%	2,588,184	7.01%
One Liberty Plaza, 2nd Floor 165 Broadway New York, NY 10006
R.A. Investment Group, Bay Investment Group, L.L.C. and BCC Amalgamated, L.L.C.(4)	0	0.00%	2,084,334	6.07%
200 West Madison Street, 25th Floor Chicago, IL 60606
SDS Capital Group SPC, Ltd.(5)	330	20.95%	854,243	2.43%
53 Forest Avenue, Suite 203 Greenwich, CT 06870

BayStar Capital II, LP(6)	170	10.79%	439,849	1.26%
80 E. Sir Francis Drake Blvd., Suite 2BLarkspur, CA 94939
Gerald McMahon(7)	0	0.00%	358,125	1.03%
Fred B. Craves(8)	0	0.00%	1,111,451	3.16%
E. Rolland Dickson(9)	0	0.00%	215,000	*
Carl S. Goldfischer(10)	0	0.00%	927,829	2.63%
Alan Glassberg(11)	0	0.00%	67,500	*
Robert M. Littauer(12)	0	0.00%	87,500	*
Nicholas J. Simon(13)	0	0.00%	950,548	2.69%
Alan A. Steigrod(14)	0	0.00%	209,500	*
David R. Stevens(15)	0	0.00%	122,000	*
Susan D. Berland(16)	0	0.00%	82,813	*
David Karlin(17)	0	0.00%	0	0
Anna Lewak Wight(18)	0	0.00%	295,208	*
Directors and executive officers as a group (11 persons)(19)	0	0.00%	2,906,597	7.88%

*                    Less than 1%

 (1)   Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock owned as of April 17, 2006, and shares of common stock which are issuable within 60 days of April 17, 2006, including upon conversion of shares of Series B preferred stock or pursuant to options or warrants to purchase common stock, are deemed beneficially owned for computing the percentage of the person holding such securities, but are not considered outstanding for purposes of computing the percentage of any other person.

 (2)   Based on 34,332,293 shares of common stock and 1,575 shares of Series B preferred stock outstanding on April 17, 2006.

 (3)   Consists of 2,188,184 shares of common stock issuable upon conversion of 1,000 shares of Series B preferred stock and 400,000 shares of common stock issuable upon exercise of warrants dated December 3, 2003. However, pursuant to the terms of the Designation of Rights and Preferences of the Series B preferred stock, the maximum number of votes of Royal Bank of Canada is limited to 4.99% of the total number of shares of common stock outstanding.

 (4)   Based solely on information reported on Schedule 13G dated April 30, 2004. R.A. Investment Group, Bay Investment Group L.L.C. and BCC Amalgamated, L.L.C. reported shared voting and dispositive power as to these shares.

 (5)   Consists of 722,101 shares of common stock issuable upon conversion of 330 shares of Series B preferred stock and 132,142 shares of common stock issuable upon exercise of warrants dated December 3, 2003. Steve Derby is the natural person with voting and investment control over the securities. Mr. Derby is the managing member of SDS Management, LLC, the investment manager of SDS Capital Group SPC, Ltd. Mr. Derby disclaims beneficial ownership of the securities.

 (6)   Consists of 371,991 shares of common stock issuable upon conversion of 170 shares of Series B preferred stock and 67,858 shares of common stock issuable upon exercise of warrants dated December 3, 2003. BayStar Capital Management, LLC is the general partner of BayStar Capital II, L.P. Lawrence Goldfarb is the sole managing member of BayStar Capital Management, LLC and has sole voting and investment power over the securities. Mr. Goldfarb disclaims beneficial ownership of the securities.

 (7)   Includes 353,125 shares of common stock subject to options exercisable within 60 days.

 (8)   Consists of 558,295 shares of common stock issuable upon exercise of warrants dated February 1, 2006 held by Bay City Capital Fund IV, LP, 12,034 shares of common stock issuable upon exercise of warrants dated February 1, 2006 held by Bay City Capital IV Co-Investment Fund, LP, and 297,500 shares of common stock subject to options exercisable within 60 days held by Dr. Craves. Dr. Craves is a managing director of Bay City Capital, LLC (BCC), which is a financial advisor to and indirectly controls Bay City Capital Fund IV, LP and Bay City Capital IV Co-Investment Fund, LP. Dr. Craves disclaims beneficial ownership of the securities held by each of the Bay City Funds, except to the extent of his pro rata pecuniary interest therein.

 (9)   Includes 210,000 shares of common stock subject to options exercisable within 60 days.

(10)   Consists of 558,295 shares of common stock issuable upon exercise of warrants dated February 1, 2006 held by Bay City Capital Fund IV, LP, 12,034 shares of common stock issuable upon exercise of warrants dated February 1, 2006 held by Bay City Capital IV Co-Investment Fund, LP, and 337,500 shares of common stock subject to options exercisable within 60 days held by Dr. Goldfischer. Dr. Goldfischer is a managing director of BCC, which is a financial advisor to and indirectly controls Bay City Capital Fund IV, LP and Bay City Capital IV Co-Investment Fund, LP. Dr. Goldfischer disclaims beneficial ownership of the securities held by each of the Bay City Funds, except to the extent of his pro rata pecuniary interest therein.

(11)   Includes 67,500 shares of common stock subject to options exercisable within 60 days. Dr. Glassberg is not standing for reelection as a director at the annual meeting.

(12)   Includes 87,500 shares of common stock subject to options exercisable within 60 days.

(13)   Consists of the following shares of common stock issuable upon exercise of warrants dated February 1, 2006, held by MPM BioVentures III, L.P. (53,278 shares), MPM BioVentures III-QP, L.P. (792,344 shares), MPM BioVentures GmbH & Co. Beteiligungs KG (66,956 shares), MPM BioVentures III Parallel Fund, L.P. (23,935 shares) and MPM Asset Management Investors 2005 BVIII, LLC (14,035 shares) (collectively, BVIII Funds). Mr. Simon is a general partner of MPM BioVentures III LLC and MPM Management Investors 2005 BVIII, LLC, which are direct and indirect partners of the BVIII Funds. Mr. Simon disclaims beneficial ownership of the securities held by the BVIII Funds, except to the extent of his pro rata pecuniary interest therein.

(14)   Includes 207,500 shares of common stock subject to options exercisable within 60 days.

(15)   Includes 87,500 shares of common stock subject to options exercisable within 60 days.

(16)   Includes 82,813 shares of common stock subject to options exercisable within 60 days.

(17)   Dr. Karlin was appointed as Senior Vice President, Clinical and Regulatory Affairs in July 2006.

(18)   Includes 274,686 shares of common stock subject to options exercisable within 60 days.

(19)   Includes 570,329 shares of common stock issuable upon exercise of warrants and 2,005,624 shares of common stock subject to options exercisable within 60 days.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation for services rendered in each of the last three years to our chief executive officer and the four most highly compensated officers other than the chief executive officer that were serving as executive officers at the end of or during 2005 (the “named executive officers”).

				Long-Term
		Annual Compensation		Compensation
				Securities	All Other
			Bonus	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	($) (1)	Options (#)	($) (2)
Gerald McMahon(3)	2005	385,550	144,581	200,000	525
Chief Executive Officer and	2004	240,144	79,102	550,000	525
Chairman of the Board	2003	—	—	—	—
Anna Lewak Wight	2005	227,810	34,172	40,000	500
Vice President, Legal	2004	256,297	49,430	40,000	500
	2003	230,360	57,422	150,000	860
Susan Berland(4)	2005	225,000	42,188	75,000	525
Chief Financial Officer	2004	41,827	8,777	0	0
	2003	—	—	—	—
Karen Auditore-Hargreaves(5)	2005	187,765	0	100,000	500
Former President and Chief	2004	276,262	66,150	90,000	500
Operating Officer	2003	231,137	91,700	258,340	1,052
David Karlin(6)	2005	130,000	24,442	250,000	0
Senior Vice President, Clinical	2004	—	—	—	—
Development and Regulatory Affairs	2003	—	—	—	—

(1)          Includes accrued bonus, annual achievement award and discretionary bonus award. Bonus awards for 2005 performance are payable in 2006, subject to completion of the company’s proposed $65 million equity financing.

(2)          Amounts in 2005 and 2004 consist solely of 5% matching contributions paid to NeoRx Corporation’s Employee Savings Plan and Trust, our 401(k) plan. Amounts in 2003 consist of matching contributions to our 401(k) plan and premiums paid under group term life insurance policies for executive officers.

(3)          Dr. McMahon was appointed Chief Executive Officer effective May 11, 2004.

(4)          Ms. Berland was appointed Chief Financial Officer effective October 25, 2004.

(5)          Dr. Auditore-Hargreaves resigned as President and Chief Operating Officer effective June 15, 2005.

(6)          Dr. Karlin was appointed Senior Vice President, Clinical Development and Regulatory Affairs effective July 1, 2005.

Stock Option Awards in 2005

The following table provides details regarding stock options granted to the named executive officers in 2005. In addition, in accordance with SEC rules, the hypothetical gains or “option spreads” that would exist for the respective options are shown. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over their ten-year terms.

Option Grants in 2005

					Potential Realizable
					Value At Assumed
	Number of	Percent of All			Rates of Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to	Exercise		Option Term
	Options	Employees in	Price Per	Expiration	5%(2)	10%(2)
Name	Granted(1) (#)	2005 (%)	Share ($/sh)	Date	($)	($)
Gerald McMahon(3)	200,000	12.72	2.15	1/24/2015	270,425	685,309
Anna Lewak Wight(4)	40,000	2.54	1.24	3/9/2015	31,193	79,050
Susan Berland(4)	75,000	4.77	1.24	3/9/2015	58,487	148,218
Karen Auditore-Hargreaves(4)	100,000	6.36	1.24	3/9/2015	77,983	197,624
David Karlin(5)	250,000	15.90	0.62	7/1/2015	97,479	247,030

(1)          Pursuant to our 2004 Incentive Compensation Plan (2004 Plan), options become exercisable in monthly increments over a four-year period from the grant date and expire ten years from the grant date. All options were granted with an exercise price equal to the fair market value of the common stock on the date of the grant based on the closing price of the common stock as quoted on the Nasdaq Capital Market. In the event of a “change in control” as defined in the 2004 Plan, vesting of options will be accelerated and optionees will have the right to exercise all or a part of such options immediately prior to any such transaction.

(2)          The amounts result from the assumed rates of stock price appreciation required by the SEC and are not intended to forecast actual stock price appreciation.

(3)          All options were granted on January 24, 2005.

(4)          All options were granted on March 9, 2005.

(5)          All options were granted on July 1, 2005.

Stock Option Exercises in 2005

The following table sets forth information on option exercises in the year ended December 31, 2005 by the named executive officers and the value of such officers’ unexercised options at the end of 2005.

Aggregated Option Exercises During 2005
and Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value Of Unexercised
		Value	Options at		In-The-Money Options at
	Shares Acquired	Realized	December 31, 2005 (#)		December 31, 2005(2) ($)
Name	on Exercise (#)	($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Gerald McMahon	0	0	263,541	486,459	0	0
Anna Lewak Wight	0	0	254,269	77,084	30,800	0
Susan Berland	0	0	57,813	167,187	0	0
Karen Auditore-Hargreaves	93,340	49,470	331,771	0	0	0
David Karlin	0	0	0	250,000	0	32,500

(1)          Based on the difference between the fair market value of the common stock on the date of exercise and the exercise price of the options.

(2)          The value of unexercised in-the-money options is calculated based on the market price per share of $0.75 on December 31, 2005, as reported on the Nasdaq Capital Market, less the exercise price.

Equity Compensation Plan Information

The following table presents information as of December 31, 2005 with respect to our compensation plans, including individual compensation arrangements, under which equity securities of the company are authorized for issuance to employees and non-employees of the company (such as directors, consultants, advisors, vendors, customers, suppliers or lenders):

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (#)
Equity Compensation Plans Approved by Shareholders (1)	4,323,658	2.69	2,536,807	(2)
Equity Compensation Plans Not Approved by Shareholders (3)	199,200	2.00	0
Total	4,522,858	2.66	2,536,807

(1)          Includes the 1991 Stock Option Plan for Non-Employee Directors (1991 Plan), the 1991 Restricted Stock Plan, the 1994 Stock Option Plan (1994 Plan), and the 2004 Incentive Compensation Plan (2004 Plan).

(2)          Reflects 60,250 shares of common stock available for issuance under the 1991 Restricted Stock Plan and 2,476,557 shares of common stock available for issuance under the 2004 Plan. The 1991 Plan was terminated on March 31, 2005 and the 1994 Plan was terminated on February 17, 2004. Accordingly, no further equity securities can be issued under the 1991 and 1994 Plans.

(3)   Reflects a warrant issued to Rodman & Renshaw, LLC (Rodman) for its services as placement agent for our $4.2 million financing, which closed on March 3, 2005. The warrant, which will expire on September 30, 2010, allows Rodman to purchase, at an exercise price of $2.00 per share, up to 199,200 shares of our common stock. The exercise price and number of shares issuable under the warrant are, with certain exceptions, subject to antidilution adjustment in the event of certain distributions, reorganizations, mergers, consolidations or dispositions of assets by the company or in the event the company issues additional securities at less than the warrant exercise price.

Report of the Compensation Committee on Executive Compensation

Statement of Compensation Philosophy

The compensation committee of the board of directors is responsible for establishing compensation levels for the company’s executive officers, establishing and administering performance-based compensation plans, evaluating the performance of the company’s executive officers, and considering management succession and related matters.

The company’s executive compensation program primarily consists of three parts:  base salary, annual bonus and stock options. The company’s philosophy is to hire individuals who possess the requisite professional managerial skills, with demonstrated success in positions of comparable scope and responsibility in healthcare, biotechnology and other research and industrial settings, and who will help the company achieve its mission of developing innovative cancer therapeutics. The company is committed to recruiting, motivating and retaining senior executives with demonstrated talent and managerial leadership skills.

The company’s goal is for total compensation to be competitive with the marketplace. For this purpose, the committee compares the company with a selected group of biotechnology and pharmaceutical companies with similar business characteristics. The company’s executive compensation program places significant emphasis on equity participation by granting stock options to align the interests of senior management with those of the company’s shareholders. The company’s cash compensation is designed to be competitive while also recognizing the need to conserve cash for product development.

Compensation payments in excess of $1 million that the company may make to each of the named executive officers are subject to a limitation on deductibility for the company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. Cash compensation to the chief executive officer or any other executive officer has never exceeded $1 million, and the compensation committee does not expect cash compensation in 2006 to the chief executive officer or any other executive officer to exceed $1 million. The board intends to qualify option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

Base Salary

The company’s philosophy is to maintain executive cash compensation at a competitive level sufficient to recruit and retain individuals possessing the above-mentioned skills. Determinations of appropriate cash compensation levels are generally made through participation in industry and industry-related surveys, as well as by monitoring developments in key industries such as biotechnology and pharmaceuticals. The company’s cash compensation levels are designed to be approximately equal to cash compensation paid by other similarly situated biotechnology enterprises. Executive salaries are not tied to a specific level of compensation, but are compared to the salary level equal to the 50th percentile of data available for each position. Specific compensation for individual executive officers will vary from peer levels as a result of subjective factors considered by the compensation committee unrelated to compensation practices of comparable companies.

The compensation committee relies on compensation statistics from various sources, including the 2005 Radford Survey (Radford Survey) and the BioWorld 2004 Executive Compensation Report on the Biotechnology Industry (2004 BioWorld Report). The Radford Survey analyzes compensation and related matters for positions at all levels of employment within biotechnology companies, including executive positions. The 2005 Radford Survey encompassed 332 biotechnology companies, including public and private companies considered to be similar to the company or to be its competitors. The 2004 BioWorld Report analyzed the executive compensation information reported in the 2003 proxy statements of 225 public biotechnology companies, including companies considered to be peers of the company, and primarily was used by the committee in assessing compensation of the chief executive officer. The average market capitalization of the companies included in the 2004 BioWorld Report was $787 million and the median market capitalization was $108 million.

Annual Bonus

An annual bonus plan has been established to reward participants for their contributions to the achievement of company-wide performance goals. All executive officers and employees of the company participate in the program. This incentive plan is designed to ensure that, when such payments are added to a participant’s base salary, the resultant compensation for above-average performance will approximate the average total cash compensation level of comparable companies.

During 2005, company executive officers were eligible to earn a bonus as a percentage of base salary, upon attainment of company goals for 2005 set by the board of directors. These goals related to determining whether and how to proceed with the STR program, raising sufficient capital, securing additional clinical compounds, and initiating and enrolling patients in picoplatin clinical trials. The compensation committee assigned relative weights to these goals in formulating the amounts of the awards. At its meeting on March 8, 2006, the committee determined that the 2005 goals were met at an overall level of 75% achievement. Based on the company’s overall performance in attaining these goals, 2005 annual bonuses will be paid, subject to closing of the proposed financing, to the following named executive officers as a percent of their 2005 base salary: Dr. McMahon (50%), Ms. Wight (20%), Ms. Berland (25%) and Dr. Karlin (25%, subject to proration). Dr. Auditore-Hargreaves resigned as President and Chief Operating Officer in June 2005 and therefore was not eligible for a bonus for 2005 performance.

In addition to the bonus plan, the compensation committee has the discretion to grant achievement awards of cash, restricted stock and/or stock options to individual executive officers. These achievement awards are intended to recognize individuals for outstanding contributions to the company. No discretionary achievement awards were granted to any individual executive officers in 2005.

Stock Options

Stock options are viewed as a basic element of the total compensation program and emphasize the company’s long-term performance, measured by the creation of shareholder value. All full-time employees are eligible to receive stock options under the company’s 2004 Incentive Compensation Plan (2004 Plan). In order to continue its broad-based employee stock option program, the company is seeking shareholder approval of amendments to increase the number of common shares issuable under the 2004 Plan, to add performance criteria for certain awards, to increase limits on the number of shares that may be granted as awards to individuals in a calendar year, and to extend the term of the plan by two years, which amendments are described in more detail in Proposal 2 below.

In determining the number of options, if any, granted to each executive officer, the compensation committee considers the amount and value of options currently held by the executive, but focuses primarily on the executive’s past and continued contribution, as well as the executive’s relative position. Although the compensation committee does not have a target ownership level for common stock holdings by executives and key employees, the compensation committee’s objective is to enable such persons to develop and maintain a significant long-term ownership position in the company’s common stock.

Stock options to executive officers are granted with exercise prices at least equal to the fair market value on the date of grant. The compensation committee generally has awarded options to executives at the time of employment and promotion and at discretionary intervals thereafter. The compensation committee seeks to keep the company’s executive stock incentive compensation competitive with that of other biotechnology companies. The compensation committee determines the terms and conditions of each award, including the vesting and exercise periods of stock options. Options vest in periods generally ranging from one to four years after the date of grant.

In addition to granting stock options to company executive officers under the programs described above, the compensation committee in 2005 also granted stock options for an aggregate of 326,900 common shares to approximately 48 other employees under the 2004 Plan. This broad-based program is designed to create an entrepreneurial spirit at the company and to provide meaningful incentives for the day-to-day achievements of its employees, which, in turn, are expected to improve the company’s long-term performance and enhance employee retention.

Compensation of the Chief Executive Officer

The committee evaluates several performance factors to determine the chief executive officer’s compensation. Where possible, it uses objective measurements, but it also uses a number of subjective evaluations of performance, including general leadership qualities, effective management of human resources and ability to anticipate and prepare for future opportunities and challenges. The committee uses these evaluations and independent statistics, including the 2004 BioWorld Report, to establish the total compensation to be paid to the chief executive officer. The committee then divides the chief executive officer’s total compensation into the same component parts (base salary, annual bonus and stock incentive compensation) as our other executive-level employees.

Dr. McMahon’s base salary in 2005 was $385,550, which is a less than 3% increase over his annualized base salary of $375,000 in 2004. The committee determined the amount of the increase in base salary based on subjective factors. Dr. McMahon’s 2005 base salary is higher than the 2003 median annual base salary of $363,000, but less than the 2003 75th quartile annual base salary of $445,000, reported for chief executive officers in the 2004 BioWorld Report. Dr. McMahon’s 2005 annual base salary is slightly higher than the 2004 median annual base salary of $383,000, and is below the 2004 75th quartile annual base salary of $460,000, reported for chief executive officers in the BioWorld 2006 Executive Compensation Report (2006 BioWorld Report). The 2006 BioWorld Report, which was published after the committee made its 2005 compensation recommendations, analyzes the executive compensation information reported in the 2004 proxy statements of 264 public biotechnology companies. The average market capitalization of the companies included in the 2006 BioWorld Report was $1.2 billion and the median market capitalization was $208 million. Dr. McMahon was awarded an annual bonus of $144,581 based on the company’s overall performance in attaining the 2005 goals discussed above. This bonus amount, which is payable subject to the closing of the company’s proposed equity financing, is less than the 2004 median bonus of $165,000 received by chief executive officers who received a bonus in 2004; however, Dr. McMahon’s 2005 total annual compensation (annual base salary plus bonus) of $530,181 is higher than the 2004 median total annual compensation of $502,000 reported for chief executive officers in the 2006 BioWorld Report. On January 24, 2005, Dr. McMahon received a ten-year stock option to purchase 200,000 shares of common stock under the 2004 Plan. The option has an exercise price of $2.15 per share, which is the fair market value of the common stock on the date of grant, and vests in equal monthly amounts over four years. The committee determined the number of option shares issuable to Dr. McMahon based on subjective factors, with the goal of providing Dr. McMahon a meaningful incentive for the successful implementation and achievement of long-term strategies to increase shareholder value.

Submitted by the compensation committee of the board of directors:

COMPENSATION COMMITTEE
Alan A. Steigrod, Chair
E. Rolland Dickson
Robert M. Littauer

Compensation Committee Interlocks and Insider Participation

Mr. Steigrod, Mr. Littauer and Dr. Dickson served on the compensation committee of the board during 2005. None of these individuals was, during 2005, an officer or employee of the company. Mr. Littauer is a former officer of the company, having served in various management positions with the company, including Senior Vice President, Chief Financial Officer and Treasurer, from June 1987 to September 1996.

None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member or our compensation committee.

Stock Price Performance Graph

The graph below compares the cumulative total shareholder return on our common stock with the cumulative total shareholder return of the Nasdaq Stock Market Index (US) and the Nasdaq Pharmaceutical Stocks Index. Stock price performance shown below is historical, and not necessarily indicative of future price performance.

Comparison of Five-Year Cumulative Total Return Among NeoRx Corporation,
Nasdaq Stock Market Index (US) and
Nasdaq Pharmaceutical Stocks Index (1)

	2000	2001	2002	2003	2004	2005
NeoRx Corporation	$100	$110	$8	$79	$40	$14
Nasdaq Stock Market Index (US)	100	79	55	82	89	91
Nasdaq Pharmaceutical Index	100	85	55	81	86	95

(1)          Assumes $100 invested on January 1, 2000, in our common stock, the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Stocks Index, an index of approximately 217 companies with common stock quoted on the Nasdaq National Market. The Primary Standard Industrial Classification Code Number (SIC) of these companies is #2835 - Pharmaceutical Companies. Total return performance for the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Stocks Index is weighted based on the market capitalization of the firms included in each index and assumes that dividends are reinvested. The Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Stocks Index are produced and published by the Center for Research in Securities Pricing at the University of Chicago.

Employment Contracts, Termination of Employment and Change of Control Agreements

We are a party to change of control agreements and key executive severance agreements with all of the named executive officers. In addition, we are a party to an employment letter with Dr. McMahon.

Change of Control Agreements

On June 23, 2005, we entered into a change of control agreement with Dr. Karlin. Under the change of control agreement, if, following a change of control, we terminate Dr. Karlin’s employment without cause, or Dr. Karlin terminates his employment for good reason, Dr. Karlin is entitled to receive an amount equal to 50% of his annual base salary, 50% of the annual bonus that would have been paid but for the termination of his employment, up to one year’s medical and dental insurance benefits and the immediate vesting of all of his outstanding stock options.

On October 25, 2004, we entered into a change of control agreement with Ms. Berland. Under the change of control agreement, if, following a change of control, we terminate Ms. Berland’s employment without cause, or Ms. Berland terminates her employment for good reason, Ms. Berland is entitled to receive an amount equal to 50% of her annual base salary, 50% of the annual bonus that would have been paid but for the termination of her employment, up to one year’s medical and dental insurance benefits and the immediate vesting of all of her outstanding stock options.

On May 11, 2004, we entered into a change of control agreement with Dr. McMahon. Pursuant to this agreement, if, following a change of control, we terminate Dr. McMahon’s employment without cause or Dr. McMahon terminates his employment for good reason, Dr. McMahon is entitled to receive an amount equal to his annual base salary, up to one year’s medical and dental insurance benefits, an amount equal to 50% of the annual bonus that would have been paid to Dr. McMahon for the fiscal year in which the termination date falls and the immediate vesting of all of his outstanding stock options.

On May 13, 2003, we entered into a change of control agreement with Dr. Auditore-Hargreaves. Pursuant to this agreement, if, following a change of control, we terminate Dr. Auditore-Hargreaves’ employment without cause or Dr. Auditore-Hargreaves terminates her employment for good reason, Dr. Auditore-Hargreaves is entitled to receive an amount equal to one times her annual base salary, 50% of the annual bonus that would have been paid but for the termination of her employment, up to one year’s medical and dental insurance benefits and the immediate vesting of all of her outstanding stock options. Dr. Auditore-Hargreaves resigned as President and Chief Operating Officer in June 2005 and did not receive any benefits under this agreement.

On February 28, 2003, we entered into a change of control agreement with Ms. Wight. Under the change of control agreement, if, following a change of control, we terminate Ms. Wight’s employment without cause, or Ms. Wight terminates her employment for good reason, Ms. Wight is entitled to receive an amount equal to 50% of her annual base salary, 50% of the annual bonus that would have been paid but for the termination of her employment, up to one year’s medical and dental insurance benefits and the immediate vesting of all of her outstanding stock options.

Under all of the change of control agreements, “cause” includes the following events:  refusal or persistent failure to carry out any of the executive’s material duties after reasonable notice and an opportunity to correct the failure, violation by the executive of a state or federal criminal law involving a crime against the company or any other crime involving moral turpitude, the executive’s abuse of alcohol or controlled substances, deception, fraud or dishonesty by the executive or any incident materially compromising the executive’s reputation or ability to represent us with the public. “Good reason” includes a material diminution in the executive’s position, duties or responsibility, our failure to pay the executive’s annual salary and bonus as provided in the agreement, in the case of Ms. Wight, requiring her to be based further than 30 miles from Seattle, in the case of Dr. McMahon, requiring him to be based further than 30 miles from San Francisco, in the case of Ms. Berland, requiring her to be based further than 50 miles from San Francisco, in the case of Dr. Karlin, requiring him to be based other than at the company’s headquarters at the time of the change of control or any office that is subsequently designated as the company’s headquarters and is less than 20 miles from such location, or our failure to properly assign the agreement to a successor. The agreements run for initial one-year terms and renew automatically for successive one-year periods unless either party gives 90 days’ notice, except for Dr. McMahon’s agreement, which runs for an initial four-year term and renews for additional two-year periods. If a change of control occurs, the agreements automatically renew and run for a period of two additional years. A “change of control” is triggered upon the occurrence of certain mergers, consolidations, reorganizations or purchases of significant minority interests in our voting securities, a sale of substantially all of our assets or the failure of incumbent board members (or persons nominated or appointed by incumbent board members) to hold a majority of the seats on our board of directors.

Key Executive Severance Agreements

On June 23, 2005, we entered into a key executive severance agreement with Dr. Karlin. Pursuant to the key severance agreement, if we terminate Dr. Karlin’s employment without cause or if Dr. Karlin terminates his employment for good reason, Dr. Karlin is entitled to receive a severance payment of 75% of his current annual base salary and up to nine months’ medical and dental insurance benefits. The agreement runs for an initial one-year term and renews automatically for successive one-year periods unless either party gives nine months’ prior notice of nonrenewal. The definitions of “cause” and “good reason” are substantially the same as those in the change of control agreements described above.

On October 25, 2004, we entered into a key executive severance agreement with Ms. Berland, which was amended on March 30, 2005. Pursuant to the amended agreement, if we terminate Ms. Berland’s employment without cause or if Ms. Berland terminates her employment for good reason, she is entitled to receive a severance payment of 75% of her current annual base salary and up to nine months’ medical and dental insurance benefits. The amended agreement runs for an initial one-year term and renews automatically for successive one-year periods unless either party gives 12 months’ prior notice of nonrenewal. The definitions of “cause” and “good reason” are substantially the same as those in the change of control agreements described above.

On May 11, 2004, we entered into a key executive severance agreement with Dr. McMahon. Pursuant to this agreement, if we terminate Dr. McMahon’s employment without cause or if he terminates his employment for good reason, Dr. McMahon is entitled to receive a severance payment of 100% of his current annual base salary and up to one year’s medical and dental insurance benefits. The agreement runs for an initial four-year term and renews automatically for successive two-year periods unless either party gives 90 days’ notice. The definitions of “cause” and “good reason” are substantially the same as those in the change of control agreements described above.

On May 13, 2003, we entered into a key executive severance agreement with Dr. Auditore-Hargreaves, which was amended on March 30, 2005. Pursuant to the amended agreement, if we terminate Dr. Auditore-Hargreaves’ employment without cause or if she terminates her employment for good reason, Dr. Auditore-Hargreaves is entitled to receive a severance payment of 100% of her current annual base salary and up to one year’s medical and dental insurance benefits. The amended agreement runs for an initial two-year term and renews automatically for successive two-year periods unless either party gives 12 months’ prior notice of nonrenewal. If Dr. Auditore-Hargreaves elects to voluntarily terminate her employment with the company upon 10 days’ prior written notice between June 1, 2005 and December 21, 2005, the termination will be treated for all purposes as if Dr. Auditore-Hargreaves has terminated for good reason under the agreement. The definitions of “cause” and “good reason” are substantially the same as those in the change of control agreements described above. Dr. Auditore-Hargreaves resigned as President and Chief Operating Officer on June 15, 2005 and, pursuant to this agreement, she is entitled to a cash severance award in the aggregate amount of $289,800 ($156,975 of which was paid during 2005) and medical and insurance benefits expiring on June 15, 2006.

On February 28, 2003, we entered into a key executive severance agreement with Ms. Wight, which was amended on March 30, 2005. Pursuant to the amended agreement, if we terminate Ms. Wight’s employment without cause or if Ms. Wight terminates her employment for good reason, Ms. Wight is entitled to receive a severance payment of 75% of her current annual base salary and up to nine months’ medical and dental insurance benefits. The amended agreement runs for an initial one-year term and renews automatically for successive one-year periods unless either party gives nine months’ prior notice of nonrenewal. The definitions of “cause” and “good reason” are substantially the same as those in the change of control agreements described above.

These key executive severance agreements do not supersede or nullify the change of control agreements. However, if an executive’s termination of employment falls within the scope of both agreements, we do not need to make payments under the severance agreements to the extent we are making the same payments under the change of control agreements.

Employment Letter with Dr. McMahon

We entered into an employment letter with Dr. McMahon on April 26, 2004. Under that employment letter, we agreed that Dr. McMahon will serve as chief executive officer of the company, commencing on May 11, 2004. The employment letter sets Dr. McMahon’s annualized base salary at $375,000 per year, subject to increase or decrease in the board’s discretion, and provides for cash bonuses of up to 50% of Dr. McMahon’s annual base salary, at the discretion of the board. Pursuant to the employment letter, Dr. McMahon received a ten-year stock option to purchase 550,000 shares of the company’s common stock, which option vests over a four-year period from the date of grant and expires ten years from the date of grant. The employment letter provides for accrued vacation of four weeks per year and fringe benefits comparable to those payable to our other senior executives and establishes certain obligations with respect to Dr. McMahon’s travel expenses and presence at the company’s offices in Seattle. The employment letter further contains nonsolicitation and noncompetition provisions that are effective during the term of Dr. McMahon’s employment and for one year thereafter. The term of the employment letter is four years (until May 11, 2008), subject to earlier termination by either party upon 30 days’ prior written notice. The severance and change of controls agreements described above provide for certain termination benefits in the event that Dr. McMahon is terminated without cause.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH MANAGEMENT

Bay City Capital LLC (BCC) is a financial advisor to and indirectly controls Bay City Capital Fund IV, LP and Bay City Capital IV Co-Investment Fund, LP (the Bay City Funds), both of which are investors in the company’s proposed $65 million equity financing and participated as lenders in a $3.5 million bridge loan made to the company in connection with the proposed financing. Two of the company’s directors, Dr. Fred Craves and Dr. Carl Goldfischer, are managing directors of BCC and possess capital and carried interests in the Bay City Funds. Similarly, MPM BioVentures III LLC and MPM Asset Management Investors 2005 BVIII, LLC are the direct and indirect general partners of MPM BioVentures III, L.P., MPM BioVentures III-QP, L.P., MPM BioVentures GmbH & Co. Beteiligungs KG, MPM BioVentures III Parallel Fund, L.P. and MPM Asset Management Investors 2005 BVIII, LLC (collectively, the BVIII Funds), all of which are investors in the proposed equity financing and participated as lenders in the bridge loan made to the company in connection with the proposed financing.  Nicholas J. Simon, a director nominee, is a general partner of MPM BioVentures III LLC and MPM Asset Management Investors 2005 BVIII, LLC and possesses capital and carried interests in the BVIII Funds. As lenders in the bridge financing, the Bay City Funds, on February 1, 2006, received convertible promissory bridge notes in the aggregate principal amount of $798,000 and five-year bridge warrants to purchase an aggregate of 570,329 shares of our common stock at an exercise price of $0.77 per share. The BVIII Funds received promissory bridge notes in the aggregate principal amount of $1,330,769 and five-year bridge warrants to purchase an aggregate of 950,548 common shares at an exercise price of $0.77 per share. The bridge notes held by the BCC Funds and the BVIII Funds have an interest rate of 8% per annum and, if the proposed financing is completed, automatically will convert into approximately 1.2 million and 1.9 million shares of common stock, respectively,  at the closing of the financing. The bridge notes mature on the earliest of (1) May 31, 2006, (2) the closing date of the proposed financing, and (3) the declaration of an event of default under the bridge notes. The bridge notes are secured by certain assets of the company pursuant to the terms of a security agreement dated as of February 1, 2006. If (1) the proposed financing is not completed by May 31, 2006, (2) there is an event of default under the bridge notes, or (3) the bridge notes remain outstanding after May 31, 2006, the BCC Funds and the BVIII Funds may, at their option and subject to certain beneficial ownership limitations, elect to voluntarily convert their bridge notes into the number of share of our common stock equal to the amount of the outstanding principal and accrued and unpaid interest divided by the lesser of (x) $0.70 or (y) the greater of (A) $0.45 and (B) the closing bid price of our common stock on the Nasdaq Capital Market on the date of default or May 31, 2006, as applicable. If the BCC Funds and the BVIII Funds do not convert the bridge notes as described in the preceding sentence, the bridge notes will accrue interest at a rate of 13% per annum from and after the date of default to the date of payment in full of all unpaid amounts.

The closing of the proposed equity financing is subject to shareholder approval in accordance with Nasdaq Marketplace Rules, as well as to satisfaction of customary and other conditions of closing. If the equity financing is approved, we will issue to the investors at closing of the financing, an aggregate of approximately 92.9 million shares of common stock at a purchase price of $0.70 per share, together with five-year warrants to purchase an aggregate of approximately 25.4 million shares of common stock at an exercise price of $0.77 per share. A reconvened special meeting of shareholders is scheduled to be held on April 25, 2006 for shareholders to vote on matters related to the proposed financing. Reference is made to the proxy statement dated March 6, 2006 and our Annual Report on Form 10-K for more details about the bridge loan and the proposed equity financing. If the proposed financing is approved and completed, BCC would become the beneficial owner of an aggregate of approximately 27.9 million shares of common stock, representing approximately 15% of our common shares outstanding after closing of the financing, and MPM BioVentures III LLC and MPM Asset Management Investors 2005 BVIII, LLC would become the beneficial owners of an aggregate of approximately 46.1 million shares of our common stock, representing approximately 26% of the common shares outstanding post-financing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in their beneficial ownership of our common stock. Directors, executive officers and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms we received, or written representations from certain reporting persons that no such forms were required for those persons, we believe that during 2005 all filing requirements of Section 16(a) applicable to directors, executive officers and greater-than-10% shareholders were complied with by such persons.

APPROVAL OF AMENDMENT TO NEORX CORPORATION 2004 INCENTIVE
COMPENSATION PLAN
(PROPOSAL 2)

Subject to shareholder approval, the board of directors approved an amendment and restatement of the NeoRx Corporation 2004 Incentive Compensation Plan (2004 Plan) to:

•       increase the number of shares of common stock authorized for issuance under the 2004 Plan from 5,000,000 shares to 10,000,000 shares;

•       add performance criteria for awards that may be granted under the 2004 Plan and increase limits on the number of shares that may be granted as awards to participants in a single calendar year to qualify such awards as performance-based compensation under Section 162(m) of the Internal Revenue Code (Code); and

•       extend the term of the 2004 Plan by two years so that the amended and restated 2004 Plan will expire on June 16, 2016, not April 6, 2014.

The 2004 Plan also has been amended to reflect the company’s intent that all awards satisfy the requirements of recently enacted tax rules governing nonqualified deferred compensation.

The board has adopted a broad-based stock compensation strategy designed to create an entrepreneurial spirit at the company and to provide meaningful incentives for the day-to-day achievements of its employees and advisors, which, in turn, are expected to improve the company’s long-term performance. The company is asking the shareholders to approve an increase in the number of shares issuable under the 2004 Plan in order to continue this company-wide compensation strategy and to provide resources to recruit and retain qualified personnel to support our planned strategic growth following the anticipated closing of the proposed equity financing. Under the 2004 Plan, the number of shares of common stock currently authorized for issuance is 5,000,000 shares.  As of April 17, 2006, approximately 2,540,000 shares remained available for grant under the 2004 Plan. As of April 17, 2006, approximately 59 persons were eligible to participate in the 2004 Plan. If the proposed financing is completed, we expect to grant additional stock options under the 2004 Plan for an aggregate of approximately 2,370,000 shares to employees, consultants and directors. Upon such anticipated issuance, approximately 170,000 shares of common stock will remain available for issuance under the 2004 Plan. If the shareholders approve the amendment and restatement of the 2004 Plan, 5,000,000 additional shares will be available for issuance under the 2004 Plan.

We are also asking our shareholders to approve the proposed amended and restated 2004 Plan so that awards granted under it may qualify as “performance-based” compensation under the Code. Under Section 162(m) of the Code, in order for the company to be able to deduct compensation in excess of $1 million paid in any year to our chief executive officer or the four other most highly compensated executive officers (within the meaning of Section 162(m)), the compensation must qualify as “performance-based.”  For awards to qualify as performance-based under the 2004 Plan, the shareholders must approve the material terms of the performance goals that may apply to awards. The material terms of the proposed performance goals for awards under the amended and restated 2004 Plan are described below. We also are asking our shareholders to approve an increase in the number of shares that may be granted to individuals in any given calendar year, again to qualify such awards as “performance-based” compensation for purposes of Section 162(m) of the Code. Currently, participants in the 2004 Plan may each receive awards for up to 500,000 shares of common stock in a calendar year, except that newly hired employees may each receive awards for up to 800,000 shares of common stock in a calendar year. Under the proposed amended and restated 2004 Plan, 2,000,000 shares of common stock may be subject to awards granted to a participant in a calendar year, except that newly hired employees may receive awards for up to 3,000,000 shares of common stock in a calendar year.

A copy of the proposed amended and restated 2004 Plan is attached to this proxy statement as Annex A and is incorporated herein by reference. The following description is a summary of the material terms of the proposed amended and restated 2004 Plan and does not purport to be a complete description. Please refer to Annex A for more detailed information.

Description of the 2004 Plan

Purpose.   The purpose of the 2004 Plan is to provide a means to allow grants of stock options, restricted stock and stock units to be made to selected employees, officers, directors, agents, consultants, advisors and independent contractors in order to attract and retain the services or advice of such persons and to provide added incentives to such persons by encouraging stock ownership in the company.

Administration.   The 2004 Plan may be administered by the board of directors or any board-approved committee (including subcommittees) of two or more members of the board (the “plan administrator”). The plan administrator, subject to the terms and conditions of the 2004 Plan, has the authority to determine all matters related to the plan in its discretion, including the authority to select the individuals to receive awards and to determine the number of shares to be subject to each award, the type of award to be granted, the exercise price of options, and all other terms and conditions of the award.

Stock Subject to the 2004 Plan.   The amended and restated 2004 Plan authorizes the issuance of up to 10,000,000 shares of our common stock. Shares of common stock covered by an award granted under the 2004 Plan will not be counted as used unless and until they are actually issued and delivered to a participant. Shares relating to awards granted under the 2004 Plan that lapse, are canceled or forfeited, settled for cash, or otherwise terminate and shares withheld by or tendered to us in connection with the exercise of an option or other award granted under the 2004 Plan or in connection with the satisfaction of tax withholding obligations relating to awards or exercises of options or other awards are available for grant under the 2004 Plan. Awards made to assume or convert awards in connection with acquisition transactions will not reduce the number of shares authorized for issuance under the 2004 Plan. To the extent determined by the board of directors or the plan administrator, shares available for issuance under a pre-existing plan of a company we acquire or with which we may combine, as adjusted pursuant to the applicable exchange ratio in the transaction, are available for issuance under the 2004 Plan and will not reduce the number of shares authorized for issuance under the 2004 Plan. The shares of stock deliverable under the 2004 Plan may consist in whole or in part of authorized and unissued shares or shares now held or subsequently acquired by the company. The plan administrator may adjust the aggregate number of shares available for issuance under the 2004 Plan in the event of a change affecting shares of common stock, such as stock dividends, recapitalizations, reorganizations, or mergers.

Awards.   The plan administrator is authorized to grant incentive stock options, nonqualified stock options, restricted stock and stock units under the 2004 Plan. Awards may consist of one, any combination, or all of these grant types.

Eligibility.   Awards may be granted to employees, officers, directors, agents, consultants, advisors or independent contractors of the company or a related corporation, except that only employees of the company may receive incentive stock options.

Terms and Conditions of Stock Option Grants.   At the discretion of the plan administrator, options granted under the 2004 Plan may be either nonqualified stock options or incentive stock options as defined in Code Section 422. The exercise price for each option is determined by the plan administrator, but may not be less than 100% of fair market value on the date of grant. As of April 17, 2006, the closing price per share of our common stock as reported by The Nasdaq Capital Market was $1.14.

The exercise price for shares purchased under an option must be paid in a form acceptable to the plan administrator, which form may include cash, checks, shares of already-owned stock, a broker-assisted cashless exercise, or such other consideration as the plan administrator may permit.

Unless the plan administrator determines otherwise, the term of each option will be ten years from the date of grant and each option will vest and become exercisable as follows:  for employees with at least one year of service or employees receiving a promotion, the option will vest in monthly increments over a four-year period and, for employees with less than one year of service, 25% of the option will vest one year after the date of grant and thereafter in equal monthly installments over the next three years.

The vested portion of options may be exercised at any time in whole or in part in accordance with their terms. The unvested portion terminates upon termination of an optionee’s employment or service relationship with the company for any reason. In the event of termination for a reason other than cause, retirement, death or total disability, and unless otherwise provided by the plan administrator, the vested portion of options will generally be exercisable for three months after the date of termination. In the event of termination by reason of death or total disability (as that term is defined in the 2004 Plan), and unless otherwise provided for by the plan administrator, the option will generally be exercisable for one year from the date of such termination. Unless otherwise provided for by the plan administrator, in the event an optionee dies after termination but while the option is otherwise exercisable, the option will remain exercisable for one year from the date of death. In the event of termination by reason of retirement (as that term is defined in the 2004 Plan), and unless otherwise provided for by the plan administrator, the option will generally be exercisable for two years from the date of such termination. In the event of termination for cause (as that term is defined in the 2004 Plan), the option shall not be exercisable after notice is given to the optionee of such termination for cause. In no event may an option be exercised after the expiration of its term.

Unless determined otherwise by the plan administrator, the optionee may not transfer the options except by will or by the applicable laws of descent and distribution or by designating one or more beneficiaries on a company-approved form who may exercise the option after the optionee’s death. In the event the plan administrator does allow the transfer of an option granted under the plan, the option shall remain subject to the same terms and conditions following such transfer.

Restricted Stock and Stock Units.   Awards of shares of common stock, or awards designated in units of common stock, may be granted on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the company or the achievement of performance criteria, as determined by the plan administrator. Until the lapse of the restrictions, participants may not dispose of their restricted stock. The plan administrator, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on restricted stock and stock units under such circumstances and subject to such terms and conditions as the plan administrator deems appropriate.

Capital Adjustments.   In the event of certain reorganizations, stock dividends, stock splits, consolidations or similar changes in the common stock, the aggregate number and class of shares covered by each outstanding award and the per share exercise price of each outstanding option will be proportionately adjusted, but not the aggregate exercise price. The maximum number of shares that may be granted to any individual in one calendar year will also be proportionately adjusted, as will the number of shares that may be automatically granted under a formula program under the plan.

Performance-Based Compensation Under Section 162(m).   The compensation committee may determine that awards under the amended and restated 2004 Plan will be granted subject to the attainment of performance goals relating to one or a combination of business criteria for purposes of qualifying the awards under Section 162(m) of the Code. These business criteria include: net income; earnings per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating or gross margins; market or economic value added; stock price appreciation; total shareholder return; cost control; cash flows (including, but not limited to, operating cash flow, free cash flow or return on capital); return on equity; completion of financing or business development transactions; strategic or operational initiatives; product sales or market share; product development milestones; research pipeline advancement; improvements in capital structure; or customer satisfaction, employee satisfaction or services performance metrics. Performance goals also may be based on the achievement of specified levels of company performance (or performance of an applicable affiliate or business unit of the company) under one or more of the business criteria described above relative to the performance of other corporations. The performance goals will be set by the compensation committee within the time period required by Section 162(m) of the Code. The compensation committee may decrease, but not increase, the amount payable with respect to such awards.

Under the terms of the amended and restated 2004 Plan, an individual may not receive awards in any one calendar year with respect to more than 2,000,000 shares, except that in the calendar year when the individual is first employed by or performs services for the company, such individual may receive awards with respect to no more than 3,000,000 shares. The foregoing limits are subject to automatic adjustment in the event of a stock split, stock dividend, recapitalization or similar event.

Corporate Transactions.   If certain corporate transactions occur, such as certain mergers, consolidations, reorganizations or liquidations of the company, outstanding awards will become fully vested and exercisable immediately prior to the transaction. Options not exercised prior to the corporate transaction will terminate, except that if the shareholders of the company receive capital stock of another corporation in exchange for their shares of common stock, outstanding options will be assumed or an equivalent option substituted by the successor corporation. Options will be assumed by a successor corporation without any acceleration in vesting upon a reincorporation of the company, the creation of a holding company or a merger in which the shareholders of the company immediately before the merger have the same proportionate ownership in the surviving company after the merger. In addition, the plan administrator has discretion to take such actions as it determines necessary or advisable with respect to corporate transactions, including, without limitation, waiving restrictions or providing for a cash payment in consideration for the cancellation of awards.

Term, Termination and Amendment.   Unless earlier terminated by the board of directors, the amended and restated 2004 Plan will terminate on June 16, 2016. The board of directors may at any time amend the 2004 Plan, subject to shareholder approval to the extent required by applicable law, regulation, or stock exchange rules. The amendment, suspension or termination of the 2004 Plan or a portion thereof or the amendment of an outstanding award cannot, without the participant’s consent, materially adversely affect any rights under any outstanding award. No amendment that would constitute a “modification” to an outstanding incentive stock option that would cause the option to fail to continue to qualify as an incentive stock option under Code Section 422 will be made without the consent of the optionee.

Other Information.   A new plan benefits table, as described in the SEC’s proxy rules, is not provided because all awards made under the 2004 Plan are discretionary. However, please refer to the “Option Grants in 2005” table on page 13 of this proxy statement, which provides information on the grants made to the named executive officers in the last fiscal year, and please refer to the description of grants made to our nonemployee directors in the last fiscal year under the heading “Compensation of Directors” on page 5 of this proxy statement.

Federal Income Tax Consequences

The following discussion summarizes the material United States federal income tax consequences to the company and to participants in the 2004 Plan. This summary is based on the Code and the United States Treasury regulations promulgated thereunder as in effect on the date of this proxy statement, all of which may change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to participants in the plan. For example, the summary does not discuss the effect of recent deferred compensation legislation on awards.

Incentive Stock Options.   The incentive stock options granted under the 2004 Plan are intended to qualify for favorable federal income tax treatment accorded “incentive stock options” under the Code. Generally, the grant or exercise of an incentive stock option does not result in any federal income tax consequences to the participant or to the company. However, the optionee generally will have taxable income for alternative minimum tax purposes at the time of exercise as if the option were a nonqualified stock option.

The federal income tax consequence of a disposition of stock acquired through the exercise of an incentive stock option will depend on the period such stock is held prior to disposition. If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date of exercise of the option, the participant will recognize long-term capital gain or loss in the year of disposition, equal to the difference between the amount realized on the disposition of the stock and the amount paid for the stock on exercise of the option.

Generally, if a participant disposes of the stock before the expiration of either the statutory holding periods described above (a disqualifying disposition), the participant will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the exercise price and (ii) the excess of the amount realized on the disposition of the stock over the exercise price. Subject to certain limitations, to the extent the participant recognized ordinary income by reason of a disqualifying disposition, the company generally will be entitled to a corresponding business expense deduction in the taxable year during which the disqualifying disposition occurs. Generally, in the taxable year of a disqualifying disposition, the participant will also recognize capital gain or loss equal to the difference between the amount realized on the disposition of such stock over the sum of the amount paid for such stock plus any amount recognized as ordinary income by reason of the disqualifying disposition. Such capital gain or loss will be characterized as short-term or long-term depending on how long the stock was held.

Nonqualified Stock Options.   Generally, the grant of a nonqualified stock option will not result in any federal income tax consequences to the company or the participant. Upon exercise of a nonqualified stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the amount paid for the stock upon exercise of the option. Subject to certain limitations, the company will be generally entitled to a corresponding business expense deduction equal to the ordinary income recognized by the participant.

Upon disposition of stock, the participant will recognize capital gain or loss equal to the difference between the amount realized on the disposition of such stock over the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such capital gain or loss will be characterized as short-term or long-term, depending on how long the stock was held.

Restricted Stock Awards.   Upon receipt of a restricted stock award, a participant generally will recognize taxable ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid to the company by the participant for the shares. However, no later than 30 days after a participant receives the restricted stock award, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid to the company by the participant for the shares plus the amount of taxable ordinary income recognized by the participant either at the time the restrictions lapsed or at the time of election, if an election was made by the participant. If the participant forfeits the shares to the company (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction with respect to the income recognized as a result of the election.

Stock Unit Awards.   A participant will not recognize taxable income upon the grant of a stock unit award. Generally, upon the distribution of cash or shares to a participant pursuant to the terms of a stock unit award, the participant will recognize taxable ordinary income equal to the excess of the amount of cash or the fair market value of shares transferred to the participant over any amount paid to the company by the participant with respect to the award.

Potential Limitations on Deductions.   Section 162(m) of the Code precludes a deduction for compensation paid to our chief executive officer and our other four highest compensated officers to the extent that such compensation exceeds $1 million for a taxable year. If certain requirements are met, qualified performance-based compensation is disregarded for purposes of the $1 million limitation.

Required Vote

The amendment and restatement of the 2004 Plan will be adopted if approved by a majority of the votes cast on the proposal by the holders of shares entitled to vote thereon at the annual meeting. The only voting group entitled to vote on Proposal 2 is the common stock and the Series B preferred stock, which vote together as a single voting group. Abstentions from voting and broker non-votes will have no impact on the vote on Proposal 2.

Our board of directors has determined that the proposed amendment and restatement of the 2004 Incentive Compensation Plan is advisable and in the best interests of the company and our shareholders and recommends that shareholders vote “FOR” approval of this Proposal 2.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The audit committee of the board of directors has selected KPMG LLP to serve as independent public accountants. Representatives from KPMG LLP are expected to be present at the annual meeting to make a statement if they so desire and to respond to appropriate questions from shareholders.

Principal Accounting Fees and Services

The aggregate fees billed for professional services rendered by KPMG LLP for fiscal years 2005 and 2004 were as follows:

	Year Ended December 31,
	2005	2004
(1) Audit Fees*	$256,000	$406,000
(2) Audit-Related Fees**	0	15,000
(3) Tax Fees***	10,200	12,200
(4) All Other Fees	0	0

*                    Audit Fees consisted of fees for audit of our financial statements for fiscal years 2005 and 2004, respectively, and reviews of our quarterly financial statements. Additional audit fees in 2004 related to the audit of management’s report on internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

**             Audit-Related Fees consisted principally of fees for employee benefit plan audits for 2003.

***      Tax Fees consisted of tax compliance, tax planning and tax advice.

The audit committee has considered and believes the provision of non-audit services is compatible with maintaining the independence of KPMG LLP. All of the hours expended on KPMG LLP’s engagement to audit our financial statements for fiscal years 2005 and 2004 were attributed to work performed by persons who are full-time, permanent employees of KPMG LLP.

Audit Committee Pre-Approval Policy

The audit committee of our board of directors has adopted a policy for the pre-approval of all audit and non-audit services provided by our independent accountants. The policy is designed to ensure that the provision of these services does not impair the accountants’ independence. Under the policy, any services provided by the independent accountants, including audit, audit-related, tax and other services, must be specifically pre-approved by the audit committee.

The audit committee may delegate pre-approval authority to one or more of its members. The audit committee does not delegate responsibilities to pre-approve services performed by the independent accountants to management.

All audit and non-audit services provided by our independent accountants in 2005 were pre-approved by the audit committee.

PROPOSALS OF SHAREHOLDERS

Under our restated bylaws, an eligible shareholder who wishes to submit a qualified proposal for consideration at an annual meeting of shareholders must give written notice to our corporate secretary in the manner required by the restated bylaws, not fewer than 60 nor more than 90 days prior to the date of the annual meeting (or, if we provide less than 70 days’ notice of such meeting, no later than 10 days after the date of our notice). The board of directors may reject any proposal not made in compliance with the restated bylaws and/or not deemed appropriate for shareholder action. As of the date of this proxy statement, we have received no shareholder proposals for the annual meeting.

Shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of shareholders to be held in 2007 must be received no later than December 30, 2006.

OTHER BUSINESS

We know of no other business to be presented at the annual meeting. If any other business properly comes before the annual meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

Upon written request from any person solicited herein addressed to the corporate secretary at our principal offices, we will provide, at no cost, a copy of our proxy statement and our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2005. You should mail written requests to: Corporate Secretary, NeoRx Corporation, 300 Elliott Avenue West, Suite 500, Seattle, Washington, 98119.

BY ORDER OF THE BOARD OF DIRECTORS

Gerald McMahon, PhD
Chairman and Chief Executive Officer

April 24, 2006
Seattle, Washington

Annex A

NEORX CORPORATION
AMENDED AND RESTATED
2004 INCENTIVE COMPENSATION PLAN

(As amended and restated on             , 2006)

SECTION 1. PURPOSE

The purpose of the NeoRx Corporation Amended and Restated 2004 Incentive Compensation Plan (this “Plan”) is to provide a means whereby selected employees, officers, directors, agents, consultants, advisors and independent contractors of NeoRx Corporation (the “Company”) or of any Related Corporation, may be granted Incentive Stock Options, Nonqualified Stock Options, Restricted Stock or Stock Units, in order to attract and retain the services or advice of such employees, officers, directors, agents, consultants, advisors and independent contractors and to provide added incentive to such persons by encouraging stock ownership in the Company.

SECTION 2. DEFINITIONS

Certain terms used in this Plan have the meanings set forth in Appendix I.

SECTION 3. ELIGIBILITY

Incentive Stock Options may be granted only to an individual who, at the time the Option is granted, is an employee of the Employer. Nonqualified Stock Options, Restricted Stock or Stock Units may be granted to any employee, officer, director, agent, consultant, advisor or independent contractor of the Employer; provided, however, that such agent, consultant, advisor or independent contractor render bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 4. AWARDS

4.1   Form, Grant and Settlement of Awards

The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Awards may be granted singly or in combination. Any Award settlement may be subject to such conditions, restrictions and contingencies, as the Plan Administrator shall determine.

4.2   Deferrals

The Plan Administrator may permit or require a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted or required, the Plan Administrator, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred share unit equivalents. The value of any payment so deferred shall be allocated to a deferred account established for a Participant under any deferred compensation plan of the Company designated by the Plan Administrator. Any deferral made under this Section 4.2 shall satisfy the requirements for exemption under Section 409A of the Code.

SECTION 5. STOCK SUBJECT TO THIS PLAN

5.1   Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 10.1, a maximum of ten million (10,000,000) shares of Common Stock shall be available for issuance under the Plan. Shares of Common Stock issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.

5.2   Share Usage

Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares of Common Stock hereunder or if shares of Common Stock are issued under this Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares of Common Stock subject to such Awards and the forfeited or reacquired shares of Common Stock shall again be available for issuance under the Plan. Any shares of Common Stock not issued because they were (i) tendered by a Participant or retained by the Company as full or partial payment to the Company for the exercise of an Option, purchase price of an Award or to satisfy tax withholding obligations in connection with an Award or (ii) covered by an Award that is settled in cash or in a manner such that some or all of the shares of Common Stock covered by the Award are not issued to a Participant shall be available for Awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as additional Restricted Stock or Stock Units. Notwithstanding the foregoing, any such shares of Common Stock shall be counted in accordance with the requirements of Section 162(m) of the Code.

Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares of Common Stock authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Plan Administrator, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares of Common Stock shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or non-employee directors of the Employer prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is contemplated is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

The maximum number of Common Stock that may be issued upon exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 5.1, subject to adjustment as provided in Section 10.1.

SECTION 6. PLAN TERMS AND CONDITIONS OF OPTIONS

The Plan Administrator may grant Options designated as Incentive Stock Options or Nonqualified Stock Options. Options granted under this Plan shall be evidenced by written (including electronic) agreements which shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with this Plan. Notwithstanding the foregoing, Options shall include or incorporate by reference the following terms and conditions:

6.1   Option Exercise Price

The Exercise Price for a share of Common Stock under an Option shall not be less than 100% of the fair market value of a share of Common Stock for the grant date, except in the case of Substitute Awards. With respect to Incentive Stock Options granted to a Ten Percent Shareholder, the Exercise Price shall be as required by Section 7.3.

6.2   Term and Vesting

Subject to the restrictions contained in Section 7 with respect to granting Incentive Stock Options to Ten Percent Shareholders, the term of each Option shall be as established by the Plan Administrator and, if not so established, shall be 10 years. To ensure that the Employer will achieve the purpose and receive the benefits contemplated in this Plan, any Option granted to any Participant hereunder shall, unless the condition of this sentence is waived or modified in the agreement evidencing the Option or by resolution adopted at any time by the Plan Administrator, be exercisable as follows:

•       Option grants for existing employees with at least one year of service and existing employees receiving promotions become exercisable in monthly increments over a four-year period from the grant date.

•       Option grants for new employees with less than one year of service become exercisable at a rate of 25% one year after the date of grant and thereafter in equal monthly amounts over the next three years.

Unless the Plan Administrator (or the Company’s Chief Executive Officer in the case of Participants who are not subject to Section 16 under the Exchange Act) determines otherwise, the vesting schedule of an Option shall be adjusted proportionately to the extent a Participant’s hours of employment or service are reduced after the date of grant.

6.3   Exercise

Subject to the vesting schedule described in Section 6.2, each Option may be exercised in whole or in part at any time and from time to time; provided, however, that an Option may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator. Only whole shares will be issued pursuant to the exercise of any Option. To the extent an Option has vested and become exercisable, the Option may be exercised by delivery to the Company of a properly executed stock Option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares of Common Stock with respect to which the Option is being exercised, the restrictions imposed on the shares of Common Stock purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Plan Administrator, together with payment of the exercise price.

6.4   Payment of Exercise Price

Payment of the Option exercise price shall be made in full at the time the notice of exercise of the Option is delivered to the Company and shall be in cash, bank certified or cashier’s check or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check) for the Common Stock being purchased.

The Plan Administrator can determine at any time before exercise that additional forms of payment will be permitted. Unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, and to the extent permitted by applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations and state corporate law), an Option may be exercised by a combination of cash and/or check and one or more of the following alternative forms:

(a)    tendering (either actually or by attestation) shares of Common Stock already owned by the Participant for at least six months (or any other period necessary to avoid adverse accounting consequences)  having a fair market value equal to the aggregate exercise price of the shares of Common Stock being purchased under the Option;

(b)   delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of proceeds to pay the Option exercise price and withholding tax obligations that may arise in connection with the exercise; or

(c)    such other consideration as the Plan Administrator may permit.

6.5   Termination of Relationship

The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

(a)    Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date.

(b)   Any portion of an Option that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur:

(i)    if the Participant’s Termination of Service occurs for reasons other than Cause, Retirement, Total Disability or death, the date that is three months after the date of such Termination of Service;

(ii)   if the Participant’s Termination of Service occurs by reason of Total Disability or death, the date that is one year after the date of such Termination of Service;

(iii)  if the Participant’s Termination of Service occurs by reason of Retirement, the date that is two years after the date of such Termination of Service; and

(iv)  the Option Expiration Date.

Notwithstanding the foregoing, if a Participant dies after his or her Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of the Option Expiration Date and the one-year anniversary of the date of death, unless the Plan Administrator determines otherwise.

Also notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire as of the first discovery by the Company of any reason for termination for Cause, unless the Plan Administrator determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Option then held by the Participant may be immediately terminated by the Plan Administrator, in its sole discretion.

If, however, in the case of an Incentive Stock Option, the Participant does not exercise the Participant’s Option within the periods set forth in Section 7.5, the Option will no longer qualify as an Incentive Stock Option under the Code.

Any change of relationship with the Company shall not constitute a termination of the Participant’s relationship with the Employer for purposes of this Section 6.5 so long as the Participant continues to be an employee, officer, director or, pursuant to a written agreement with the Employer (unless the Plan Administrator or the Company’s Chief Executive Officer in the case of Participants who are not subject to Section 16 under the Exchange Act determines a written agreement is not necessary with respect to such individual), an agent, consultant, advisor or independent contractor of the Employer. The Plan Administrator, in its absolute discretion, may determine all questions of whether particular leaves of absence constitute a Termination of Services; provided, however, that with respect to Incentive Stock Options, such determination shall be subject to any requirements contained in the Code. The foregoing notwithstanding, with respect to Incentive Stock Options, employment shall not be deemed to continue beyond the first 90 days of such leave, unless the Participant’s reemployment rights are guaranteed by statute or by contract.

SECTION 7. INCENTIVE STOCK OPTION LIMITATIONS

Notwithstanding any other provisions of the Plan, to the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

7.1   Dollar Limitation

To the extent the aggregate fair market value (determined as of the grant date) of Common Stock with respect to which a Participant’s Incentive Stock Options become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company and its parent and subsidiary corporations) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

7.2   Eligible Employees

Individuals who are not employees of the Company or a Related Corporation may not be granted Incentive Stock Options.

7.3   Exercise Price

The exercise price of an Incentive Stock Option shall be at least 100% of the fair market value of the Common Stock on the grant date, and in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, shall not be less than 110% of the fair market value of the Common Stock on the grant date.

7.4   Option Term

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Incentive Stock Option shall not exceed ten years, and in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, shall not exceed five years.

7.5   Exercisability

An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the date of a Participant’s Termination of Service if termination was for reasons other than death or Disability, (b) more than one year after the date of a Participant’s Termination of Service if termination was by reason of Disability, or (c) after the Participant has been on leave of absence for more than 90 days, unless the Participant’s reemployment rights are guaranteed by statute or contract.

7.6   Holding Periods and Taxation of Incentive Stock Options

In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares acquired upon the exercise of an Incentive Stock Option for two years after the date of grant of the Option and one year after the date of exercise. The Participant shall give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

7.7   Compliance With Laws and Regulations

In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

SECTION 8. RESTRICTED STOCK AND STOCK UNITS

8.1   Grant of Restricted Stock and Stock Units

The Plan Administrator may grant Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any (which may be based on continuous service with the Employer or the achievement of any performance criteria, as the Plan Administrator shall determine in its sole discretion), which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

8.2   Issuance of Shares; Settlement of Awards

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Plan Administrator, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in a combination of cash and shares of Common Stock as the Plan Administrator shall determine in its sole discretion. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

8.3   Dividends and Distributions

Participants holding shares of Restricted Stock or Stock Units may, if the Plan Administrator so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while they are so held in a manner determined by the Plan Administrator in its sole discretion. The Plan Administrator may apply any restrictions to the dividends or dividend equivalents that the Plan Administrator deems appropriate. The Plan Administrator, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units.

8.4   Waiver of Restrictions

Notwithstanding any other provisions of the Plan, the Plan Administrator, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted

Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

SECTION 9. ADMINISTRATION

This Plan shall be administered by the Board or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board. If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider, in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator of this Plan with respect to any persons subject or likely to become subject to Section 16 under the Exchange Act, the provisions regarding (a) “outside directors,” as contemplated by Section 162(m) of the Code, and (b) “nonemployee directors,” as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering this Plan with respect to designated classes of eligible participants to different committees, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board may authorize one or more senior executive officers of the Company to grant Awards, within limits specifically prescribed by the Board.

9.1   Procedures

The Board shall designate one of the members of the Plan Administrator as chairman. The Plan Administrator may hold meetings at such times and places as it shall determine. The acts of a majority of the members of the Plan Administrator present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Plan Administrator members, shall be valid acts of the Plan Administrator.

9.2   Responsibilities

Except for the terms and conditions explicitly set forth in this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the Awards under this Plan, including selection of the individuals to be granted Awards, the determination of the type of Award, the number of shares of Common Stock subject to an Award, and all terms, conditions, restrictions and limitations, if any, of the Awards. Grants under this Plan need not be identical in any respect, even when made simultaneously. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any Award issued hereunder, or of any rule or regulation promulgated in connection herewith, shall be conclusive and binding on all interested parties, so long as such interpretation and construction with respect to Incentive Stock Options correspond to the requirements of Section 422 of the Code, the regulations thereunder and any amendments thereto.

SECTION 10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

10.1   Adjustment of Shares

The aggregate number and class of shares for which Awards may be granted under this Plan, the maximum annual Award grant set forth in Section 13.3, the number and class of shares of Common Stock covered by each outstanding Award and the price per share of each outstanding Award (but not the total price), and  the number and class of shares for which Awards may be automatically granted pursuant to a formula program established under the Plan shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

10.2   Effect of Certain Corporate Transactions

Upon a Corporate Transaction, the exercisability of each Option outstanding under this Plan shall be automatically accelerated so that each such Option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock purchasable under such Option and may be exercised for all or any portion of such shares. To the extent such Option is not exercised, it shall terminate, except that in the event of a Corporate Transaction in which shareholders of the Company receive capital stock of another corporation in exchange for their shares of Common Stock such unexercised Option shall be assumed or an equivalent Option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. Any such assumed or equivalent Option shall be fully exercisable with respect to the total number of shares purchasable under such Option.

Notwithstanding the foregoing, upon a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger, a mere re-incorporation or the creation of a holding company, each Option outstanding under this Plan shall be assumed or an equivalent Option shall be substituted by the successor corporation or a parent or subsidiary of such corporation, and the vesting schedule set forth in the instrument evidencing the Option shall continue to apply to such assumed or equivalent Option.

The Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized actions may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

Without limitation on the foregoing, the Plan Administrator may, but shall not be obligated to, make a provision in connection with a Corporate Transaction for a cash payment to each holder of Awards in consideration for the cancellation of such Awards which may equal the excess, if any, of the value of the consideration to be paid in the transaction to holders of the same number of shares of Common Stock subject to such Awards (or if no consideration is paid in any such transaction, the fair market value of shares of Common Stock subject to such Awards) over the aggregate purchase or exercise price, if any, of such Awards.

10.3   Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from such adjustment.

10.4   Determination of Board to Be Final

All adjustments under this Section 10 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless a Participant agrees otherwise, any change or adjustment to an Incentive Stock Option shall be made in such a manner so as not to constitute a “modification” as defined in Code Section 424(h) and so as not to cause his or her Incentive Stock Option issued hereunder to fail to continue to qualify as an Incentive Stock Option as defined in Code Section 422(b).

10.5   Limitations

The grant of Awards shall in no way affect the Company’s rights to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

SECTION 11. WITHHOLDING

The Employer may require the Participant to pay to the Employer the amount of (a) any taxes that the Employer is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Employer (“other obligations”). The Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations are satisfied. The Employer shall have the right to withhold from any shares of Common Stock issuable pursuant to an Award or from any cash amounts otherwise due or to become due from the Employer to the Participant an amount equal to such taxes.

The Plan Administrator may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (a) paying cash to the Empoyer, (b) having the Employer withhold an amount from any cash amounts otherwise due or to become due from the Employer to the Participant, (c) having the Employer withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Stock) having a fair market value equal to tax withholding obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations. The value of the shares of Common Stock so withheld may not exceed the employer’s minimum required tax withholding obligation, and the value of the shares of Common Stock so tendered may not exceed such obligation to the extent the Participant has owned the tendered shares for less than six months if such limitation is necessary to avoid adverse accounting treatment to the Company.

SECTION 12. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During the Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may permit a Participant to assign or transfer an Award, subject to the restrictions of Section 422 of the Code with respect to Incentive Stock Options intended to remain Incentive Stock Options; provided, however, that any Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and the instrument evidencing the Award.

SECTION 13. CODE SECTION 162(m) PROVISIONS

Notwithstanding any other provision of the Plan, if the Plan Administrator determines at the time an Award is granted to a Participant who is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Plan Administrator may provide that this Section 13 is applicable to such Award; provided, however, that an Option granted within the limitations set forth in subsection 13.3 shall be deemed to have been granted pursuant to this Section 13.

13.1   Performance Criteria

If an Award other than an Option is subject to this Section 13, then the lapsing of restrictions thereon and the distribution of shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Plan Administrator, which shall be based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any business unit of the Company, as reported or calculated by the Company: net income; earnings per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating or gross margins; market or economic value added; stock price appreciation; total shareholder return; cost control; cash flows (including, but not limited to, operating cash flow, free cash flow or return on capital); return on equity; completion of financing or business development transactions; strategic or operational initiatives; product sales or market share; product development milestones; research pipeline advancement; improvements in capital structure; or customer satisfaction, employee satisfaction or services performance metrics (together, the “Performance Criteria”). Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Plan Administrator within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

13.2   Plan Administrator Certification and Authority

The Plan Administrator shall certify the extent to which any Performance Criteria have been satisfied and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award subject to this Section 13. Notwithstanding any provision of the Plan other than Section 10, with respect to any Award that is subject to this Section 13, the Plan Administrator may adjust downwards, but not upwards, the amount payable pursuant to such Award.

The Plan Administrator shall have the power to impose such other restrictions on Awards subject to this Section 13 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

13.3   Limitations

Subject to adjustment from time to time as provided in Section 10, no Participant shall receive in any one calendar year grants of Awards covering an aggregate of more than 2,000,000 shares of Common Stock, except that in a calendar year when a Participant is first employed by or provides services for the Employer, such Participant may receive a one-time grant of Awards for up to 3,000,000 shares of Common Stock.

SECTION 14. LEGAL REQUIREMENTS AND SECURITIES REGULATION

The granting of Awards and the issuance of shares of Common Stock under the Plan is subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Shares shall not be issued with respect to an Award granted under this Plan unless the grant and exercise of such Award and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability, if applicable, of an exemption from registration for the issuance and sale of any shares hereunder.

SECTION 15. AMENDMENT AND TERMINATION

15.1   Board Action

The Board may at any time suspend, amend or terminate this Plan or any portion of this Plan, provided that, to the extent required for compliance with Section 422 of the Code or by any applicable law, regulation, or stock exchange rule, the Company’s shareholders must approve any amendment of this Plan. Such shareholder approval must be obtained within 12 months of the adoption by the Board of such amendment.

Any amendment made to this Plan since its original adoption which would constitute a “modification” to Incentive Stock Options outstanding on the date of such amendment shall not be applicable to such outstanding Incentive Stock Options, but shall have prospective effect only, unless the Participant agrees otherwise.

15.2   Automatic Termination

Unless sooner terminated by the Board, this Plan shall terminate on June 16, 2016. No Award may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the Participant, impair or diminish any rights or obligations under any Award theretofore granted under this Plan.

15.3   Modification and Amendment of Award

Subject to the requirements of Code Section 422 with respect to Incentive Stock Options and to the terms and conditions and within the limitations of this Plan, the Plan Administrator may modify or amend outstanding Awards granted under this Plan. The modification or amendment of an outstanding Award shall not, without the consent of the Participant, materially adversely affect any of his or her rights or any of the obligations of the Company under such Award. Except as otherwise provided in this Plan, no outstanding Award shall be terminated without the consent of the Participant.

SECTION 16. GENERAL

16.1   Participants in Foreign Countries

The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Employer may operate to assure the viability of the benefits from Awards granted to Participants employed in such countries, to meet the requirements of local laws that permit the Plan to operate in a qualified or tax-efficient manner, to comply with applicable foreign law and to meet the objectives of the Plan.

16.2   No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan. Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Employer or limit in any way the right of the Employer to terminate a Participant’s employment or other relationship at any time, with or without cause.

16.3   No Rights as a Stockholder

Unless otherwise provided by the Plan Administrator or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares of Common Stock that are the subject of such Award.

16.4   Issuance of Shares

Notwithstanding any other provision of this Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under this Plan or make any other distribution of benefits under this Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, this Plan, or to continue in effect any such registrations or qualifications if made.

As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (a) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Plan Administrator may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

To the extent this Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

16.5   Indemnification

Each person who is or shall have been a member of the Board, the Plan Administrator, a committee appointed by the Board or Plan Administrator, or an officer of the Company to whom authority was delegated in accordance with Section 9 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

16.6   No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

16.7   Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Option shall remain in full force and effect.

16.8   Section 409A of the Code

Notwithstanding anything contained in this Plan to the contrary, any and all Awards, payments, distributions, deferral elections, transactions and any other actions or arrangements made or entered into pursuant to this Plan shall remain subject at all times to compliance with the requirements of Section 409A of the Code.

To the extent that the Plan Administrator determines that any Award granted under this Plan is subject to Section 409A, the agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. Notwithstanding any provision of this Plan to the contrary, in the event that the Plan Administrator determines that any Award may be subject to Section 409A, the Plan Administrator may adopt such amendments to this Plan and the applicable agreement evidencing the Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Plan Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A or (b) comply with the requirements of Section 409A.

16.9   Choice of Law

The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of laws.

SECTION 17. EFFECTIVENESS OF THIS PLAN

This Plan, as amended and restated, shall become effective upon approval by the Company’s shareholders.

APPENDIX I

“Acquired Entity” means any entity acquired by the Company or a Related Corporation or with which the Company or a Related Corporation merges or combines.

“Award” means an Option, Restricted Stock or Stock Unit.

“Board” means the Board of Directors of the Company.

“Cause” shall mean fraud, conduct prohibited by law (except minor violations), misconduct, dishonesty or unauthorized use or disclosure of confidential information, in each case as determined by the Plan Administrator. The Plan Administrator’s determination shall be conclusive and binding.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

“Common Stock” means the Company’s class of capital stock designed as common stock, or, in the event that the outstanding shares of Common Stock are after the date this Plan is approved by the shareholders of the Company, recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities.

“Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock. Solely with respect to an Award that is subject to Section 409A, this definition is intended to comply with the definition of “change in control” under Section 409A, and, to the extent that the above definition does not so comply, the definition of “change in control” set forth in Section 409A shall be incorporated by reference into this Plan as fully as if set forth herein verbatim and this Plan shall be operated in accordance with the above definition of Corporate Transaction as modified to the extent necessary to ensure that the definition complies with Section 409A.

“Disability” means disability as defined in Section 22(e)(3) of the Code or any successor provision thereto. Notwithstanding the foregoing, “Disability,” for purposes of Awards subject to Section 409A, has the meaning given such term under Section 409A.

“Employer” means individually or collectively the Company or Related Corporations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price per share at which an Option is exercisable.

“Incentive Stock Option” means an Option granted with the intention that it qualifies as an “incentive stock option” as that term is defined in Section 422 of the Code or any successor provision thereto.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means the right to purchase Common Stock granted under Section 6.

“Option Expiration Date” means the last day of the maximum term of the Option.

“Participant” means the person to whom an Award is granted.

“Plan” means the NeoRx Corporation Amended and Restated 2004 Incentive Compensation Plan.

“Plan Administrator” means the administrator of the Plan as set forth in Section 9.

“Related Corporation” means (a) when referring to a subsidiary corporation, any corporation (other than the Company) in, at the time of the granting of the Option, an unbroken chain of corporations ending with the Company, if stock possessing 50% or more of the total combined voting power of all classes of stock of each of the corporations other than the Company is owned by one of the other corporations in such chain, and (b) when referring to a parent corporation, any corporation in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 8, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

“Retirement” means, unless otherwise defined by the Plan Administrator from time to time for purposes of the Plan or set forth in the Award agreement, retirement as an employee from the Employer on or after age 65.”

“Section 409A” means Section 409A of the Code, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Unit” means an Award granted under Section 8 denominated in units of Common Stock.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by a company acquired by the Employer or with which the Employer combines.

“Ten Percent Shareholder” means an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any Related Corporation. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

“Termination of Service” means a termination of employment or service relationship with the Employer for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Plan Administrator, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Corporation shall not be considered a Termination of Service for purposes of an Award. Unless the Plan Administrator determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Corporation.

“Total Disability” means unless otherwise defined by the Plan Administrator or set forth in the Award agreement, a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and which causes the Participant to be unable, in the opinion of the Company, to perform his or her duties for the Company and to be engaged in any substantial gainful activity. Total Disability shall be deemed to have occurred on the first day after the Company has furnished its opinion of Total Disability to the Plan Administrator. Notwithstanding the foregoing, “Total Disability,” for purposes of Awards subject to Section 409A, has the meaning given such term under Section 409A.

PROXY

NEORX CORPORATION
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 16, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gerald McMahon, Susan D. Berland and Anna L. Wight, and each of them, as Proxy, with full power of substitution to represent and to vote, as designated below, all the voting shares of NeoRx Corporation stock held of record by the undersigned on April 17, 2006, at the Annual Meeting of Shareholders to be held on June 16, 2006, or any adjournments or postponements thereof.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

1.                 ELECTION OF DIRECTORS

Election of the following nominees to serve as directors for the ensuing year or until their successors are elected and qualified:

FOR all nominees listed below (except as marked to the contrary).   ☐

WITHHOLD AUTHORITY to vote for all nominees listed below.   ☐

01) Gerald McMahon

02) Frederick B. Craves

03) E. Rolland Dickson

04) Carl S. Goldfischer

05) Robert M. Littauer

06) Nicholas J. Simon III

07) Alan A. Steigrod

08) David R. Stevens

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through or otherwise strike out his name. You are allowed to cumulate votes and cast as many votes as are equal to the number of directors to be elected multiplied by the number of votes you are entitled to cast, as explained in more detail in the Proxy Statement for the Annual Meeting. These votes may be cast for one nominee or distributed among as many nominees as you desire. To cumulate votes for any nominee, write the votes cast in favor of each nominee in the space provided to the right of each nominee’s name. Unless otherwise directed, all votes will be apportioned equally among those persons for whom authority is given to vote.

2.                 PROPOSAL TO APPROVE AMENDED AND RESTATED 2004 INCENTIVE COMPENSATION PLAN

FOR	☐	AGAINST	☐	ABSTAIN	☐

Your vote is important. Prompt return of this proxy card will help save the expense of additional solicitation efforts.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). Proxy cards properly executed and returned without direction will be voted FOR the election of the directors listed above and FOR Proposal No. 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement relating thereto.

Signature(s):
Dated:	, 2006

Please sign above exactly as your name or names appear on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

FOLD AND DETACH HERE